Exhibit 10.6

LEASE BETWEEN

ARMSTRONG WORLD INDUSTRIES, INC.

AND

ARMSTRONG FLOORING, INC.

DATED AS OF [                    ]

TABLE OF CONTENTS

LEASE

i

EXHIBIT A-1 and A-2 – DESCRIPTION OF PREMISES

EXHIBIT B – COMMON AREAS

EXHIBIT C – EXISTING VACANT SPACE

EXHIBIT D – OTHER PROPERTY

EXHIBIT E – EXCLUDED FF&E

EXHIBIT F-1, F-2 and F-3 – DESCRIPTION OF LICENSED SPACE

EXHIBIT G- DATA CENTER LICENSED SPACE

SCHEDULE 5.1 – BASE YEAR OPERATING EXPENSE STATEMENT

ii

AGREEMENT OF LEASE

This AGREEMENT OF LEASE, dated as of [                    ] (this “Lease”), between Armstrong World Industries, Inc., a Pennsylvania corporation, having an address at 2500 Columbia Avenue, Building 5, Lancaster, PA 17603, party of the first part (hereinafter referred to as “Landlord”), and Armstrong Flooring, Inc., a Delaware corporation, having an address at 2500 Columbia Avenue, Building 701, Lancaster, PA 17603, party of the second part (hereinafter referred to as “Tenant”).

RECITALS

WHEREAS, pursuant to that certain Separation and Distribution Agreement, dated as of [                    ] (the “Separation and Distribution Agreement”), by and between Landlord and Tenant, Landlord desires to lease the Premises (as hereinafter defined) to Tenant and Tenant desires to lease the Premises from Landlord upon the terms set forth in this Lease.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE 1

PREMISES; TERM

1.1 Landlord hereby leases to Tenant and Tenant hereby hires from Landlord, upon and subject to the terms, covenants, provisions and conditions of this Lease, the following premises located within the Campus (as hereinafter defined) consisting of (i) the entire Buildings (as hereinafter defined) identified on Exhibit A-1 attached hereto and made a part hereof and (ii) portions of certain Buildings identified on Exhibit A-2 and made a part hereof, in each case, together with all Premises FF&E (as defined below) located thereon (collectively the “Premises”, and together with the land and all other improvements thereon, the “Property”). Subject to the terms of this Lease, Tenant shall have the non-exclusive right to use, in common with Landlord and other tenants and each of their agents, guests and invitees, (i) the parking areas, exterior plazas, entrances, roadways and walkways located within the Campus and (ii) the common areas of the Buildings described on Exhibit B attached hereto, including, without limitation, the stairways, hallways, restrooms, lobbies, patios, elevators, corridors, the meeting rooms, the fitness center, the cafeteria, the auditorium, the loading docks and the product display areas located therein (collectively, the “Common Areas”).

1.2 The term (the “Term”) of this Lease shall commence on the date hereof (the “Commencement Date”), and end on the date (as the same may be extended pursuant to the terms hereof, the “Expiration Date”) which is the last day of the month preceding the month in which occurs the fifth (5th) anniversary of the Commencement Date (the “Initial Expiration Date”) or until such Term shall sooner cease and terminate as herein provided. Tenant shall have the option (the “6th Year Renewal Option”) to extend the Term until the six (6th) anniversary of the Commencement Date, which option shall be exercised upon delivery of written notice to Landlord on or prior to the fourth (4th) anniversary of the Commencement Date. After the 6th Year Renewal Option is exercised, the Term shall thereafter automatically renew for successive one (1) year periods (each a “Renewal Term”), unless either Landlord or Tenant delivers written notice of non-renewal to the other party on or before (i) with respect to the first Renewal Term, twelve (12) months prior to Initial Expiration Date and (ii) with respect to any subsequent Renewal Term, eighteen (18) months prior to the expiration of the then current Renewal Term. This Lease, if and as so extended during the Renewal Term, shall be upon the same terms and conditions as contained in this Lease, except for the Term.

ARTICLE 2

OCCUPANCY

2.1 Tenant agrees to use and occupy the Premises and the Licensed Space (as defined below) in a manner that is consistent with the uses made of the Premises during the twelve (12) month period immediately prior to the Commencement Date (each a “Permitted Use” and collectively, the “Permitted Uses”) and for no other purpose whatsoever. For the avoidance of doubt, the parties agree and acknowledge that the testing of products on the existing flooring manufacturing pilot line located within the Premises and/or the Licensed Space in connection with the research and development components of Tenant’s business shall be a Permitted Use hereunder, but in no event shall finished production manufacturing be permitted on any portion of the Premises or the Licensed Space.

2.2 Tenant will not make or permit to be made any use of the Premises, the Common Areas, the Licensed Space or any part thereof (i) which would violate any of the covenants, agreements, terms, provisions and conditions of this Lease, (ii) which would violate the provisions of any service agreements relating to the Premises or the Licensed Space in a manner inconsistent with past practices at the Premises and Licensed Space, (iii) which is forbidden by Legal Requirements (as hereinafter defined), (iv) which may be dangerous to life, limb, or property, (v) which may invalidate or increase the premium cost of any policy of insurance carried on the Campus or concerning its operation, (vi) which will suffer or permit the Premises, the Common Areas, the Licensed Space or any part thereof to be used in any manner, or anything to be brought into or kept therein, which, in the reasonable judgment of Landlord, shall in any way impair or tend to impair the character, reputation or appearance of the Campus, or (vii) which would impair or interfere, other than to a de minimis extent, or tend to impair or interfere, other than to a de minimis extent, with any of the services performed by Landlord for the Campus or which will interfere with or disturb other tenants or users. Landlord makes no representation as to the condition of the Premises, the Common Areas or the Licensed Space except as otherwise expressly provided in this Lease, and Tenant agrees to accept the same subject to violations whether or not of record. Tenant will not at any time use or occupy the Premises, the Common Areas or the Licensed Space or permit same to be used or occupied in violation of the certificate of occupancy for the applicable Building in which such Premises, Common Areas or Licensed Space is located. Landlord agrees that it will not amend the current certificate of occupancy to preclude the use of the Premises for the Permitted Use applicable thereto.

ARTICLE 3

RENT

3.1 During the Term, Tenant shall pay minimum annual rent (the “Minimum Rent”) of $5,622,900.00 per annum, together with all other sums of money as shall become due and payable by Tenant under this Lease (hereinafter called “additional rent” or “Additional Rent”) which Tenant agrees to pay in lawful money of the United States of America which shall be legal tender in payment of all debts and dues, public and private, at the time of payment, in equal monthly installments in advance on the first day of each month during said term, at the office of Landlord or such other place as Landlord may designate in writing, without any set off or deduction whatsoever, except that Tenant shall pay the first monthly installment(s) on the execution hereof. The Minimum Rent and Additional Rent are collectively referred to herein as the “rent”.

3.2 If the payment of Minimum Rent hereunder shall commence on any day other than the first day of a calendar month, then the Minimum Rent for such calendar month shall be prorated on a per diem basis, and any excess amount paid on the execution of this Lease shall be credited to the Minimum Rent for the next calendar month.

3.3 In the event Landlord leases all or any portion of the space identified on Exhibit C attached hereto to a third party (a “Third Party Lease”) Tenant shall be entitled to a credit against the Minimum Rent and Additional Rent payable by Tenant hereunder by an amount equal to Tenant’s Proportionate Share of any Net Third Party Rents actually received by Landlord, as shown on Landlord’s Operating Statement in accordance with the terms set forth in Section 5.3(c). For purposes of this Section 3.3, the term “Net Third Party Rents” shall mean all rents, additional charges or other consideration payable under a Third Party Lease which are in excess of any brokerage commissions, tenant allowances, free rent, landlord alterations, reimbursements, reasonable attorney’s fees and other costs and expenses incurred by Landlord in connection with such Third Party Lease amortized over the term of such Third Party Lease. In no event shall unforfeited security deposits be considered Net Third Party Rents.

ARTICLE 4

DEFINITIONS

The following definitions shall have the meanings set forth below:

4.1 “Building” shall mean each of the buildings located within the Campus.

4.2 “Business Days” or “business days” shall mean all days other than a Saturday, a Sunday or a day on which banking institutions are generally authorized or required by law to close in the United States or Lancaster, Pennsylvania.

4.3 “Campus” shall mean the multi-building campus located at 2500 Columbia Avenue, Lancaster, Pennsylvania consisting of (i) the Property, (ii) the Common Areas and (iii) the Buildings (or portions of Buildings) identified on Exhibit D attached hereto which contain service and/or mechanical facilities or are otherwise used and/or occupied by Landlord and/or one or more of its designees. For the avoidance of doubt, the term “Campus” shall not include any portion of the unimproved land consisting of approximately four hundred (400) acres that is located adjacent to the multi-building campus and is currently used for agricultural purposes.

4.4 “Interest Rate” shall mean the annual interest rate that is three (3%) percent per annum above the then published prime interest rate upon unsecured loans charged by JP Morgan Chase Bank (or any successor thereto) on loans of 90 days (the “Prime Rate”).

4.5 “Landlord” shall mean only the then-Landlord under this Lease, and not any prior “Landlord” so that in the event of any transfer or transfers of title to the Buildings or of Landlord’s interest in this Lease, the transferor shall be and hereby is automatically relieved and freed of all obligations of Landlord under this Lease accruing after such transfer provided that such transferee shall assume such obligations.

4.6 “Legal Requirements” shall mean any national, supranational, federal, state, provincial, local or similar laws (including common law), statute, code, order, ordinance, rule, regulation, treaty (including any income tax treaty), license, permit, authorization, approval, consent, decree, injunction, binding judicial or administrative interpretation or other requirement, in each case, enacted, promulgated, issued or entered by a Governmental Authority (as defined in the Separation and Distribution Agreement).

ARTICLE 5

ADJUSTMENTS OF RENT

5.1 Definitions as used herein:

(a) “Taxes” shall mean (1) the amount finally determined to be legally payable, by legal proceedings or otherwise, of all real estate taxes or other taxes imposed in substitution thereof, assessments (including for any business improvement district), and other governmental impositions and charges of every kind whatsoever, nonrecurring as well as recurring, special or extraordinary as well as ordinary, foreseen and unforeseen, and each and every installment thereof, which shall be levied, assessed or imposed, or become due and payable or become liens upon, or arise in connection with the use, occupancy or possession of, the Campus or any part thereof or interest therein during the term of this Lease, and (2) all costs and expenses (including reasonable attorneys’ fees and disbursements) incurred by Landlord in contesting the assessment of the Campus for real estate tax purposes or in otherwise contesting the amount of any of the real estate taxes or other governmental charges described above. If, due to a change in the method of taxation, a new or additional tax, however designated, shall be levied against Landlord, and/or the Campus, in addition to or in substitution, in whole or in part, for any tax which would otherwise constitute “Taxes”, or in lieu of additional Taxes, such tax or imposition shall be deemed for the purposes hereof to be included within the term “Taxes”. “Taxes” shall not include (i) any succession, gains, recording, income, franchise, transfer, inheritance, capital stock, excise, excess profits, occupancy or rent, gift, estate, foreign ownership or control, payroll or stamp tax of Landlord or any superior party (except as expressly set forth in the preceding sentence), (ii) any other tax, assessment, charge or levy on the rent reserved under this Lease (other than any commercial occupancy taxes payable by Tenant) or (iii) any other tax, assessment, imposition or other charge that is levied, assessed or imposed upon any portion of the land or improvements that do not comprise the Campus.

(b) “Tax Base” shall mean the Taxes for the fiscal year commencing on July 1, 2015 and ending on June 30, 2016.

(c) “Tenant’s Proportionate Share” shall mean forty-seven percent (47%).

(d) “Tax Year” shall mean each period of twelve months, commencing on the first day of July, in which occurs any part of the Term or such other period as may hereafter be adopted as the fiscal year for real estate tax purposes in Lancaster, Pennsylvania.

(e) “Landlord’s Tax Statement” shall mean an annual statement setting forth the amount payable by Tenant for a specified Tax Year pursuant to this Article 5.

(f) “Base Operating Expenses” shall mean Operating Expenses for the 2015 calendar year. Attached hereto as Schedule 5.1 for informational purposes only is a statement setting forth the major line item expenses included in Landlord’s calculation of the Base Operating Expenses which Tenant has reviewed and approved.

5.2 Payments – Tax Escalations.

(a) If Taxes payable in any Tax Year shall exceed the Tax Base, Tenant shall pay as Additional Rent a sum (hereinafter referred to as “Tenant’s Tax Payment”) equal to Tenant’s Proportionate Share of the amount by which the Taxes for such Tax Year exceed the Tax Base in accordance with the terms of this Section 5.2.

(b) At any time before or after the commencement of any Tax Year, Landlord may furnish to Tenant a statement (the “Estimated Tax Statement”) of Landlord’s reasonable estimate of Tenant’s Tax Payment for such Tax Year (the “Tenant’s Estimated Tax Payment”). The Estimated Tax Statement shall be accompanied by a copy of the tax statement or bill for the Taxes or all components thereof. If Landlord delivers to Tenant an Estimated Tax Statement with respect to any such Tax Year, subject to the terms of Section 5.2(c), Tenant shall pay to Landlord, as Additional Rent, on account of Tenant’s Tax Payment due hereunder for such Tax Year (or prorated portion thereof) on the date which is the later to occur of (a) thirty (30) days after receipt of Landlord’s Estimated Tax Statement, or (b) fifteen (15) days prior to the date on which the applicable Taxes or any component thereof or any installments thereof, are due to the applicable taxing authority (such earlier date, the “Tax Due Date”).

(c) If during any Tax Year the last-issued Estimated Tax Statement for such Tax Year is inaccurate in any respect, Landlord shall promptly issue a revised Estimated Tax Statement. If there shall be any increase in Taxes for any Tax Year as indicated on a revised Estimated Tax Statement, Tenant shall pay to Landlord the amount shown on the revised Estimated Tax Statement on or before the applicable Tax Due Date. Subject to the provisions of the last sentence of this Section 5.2(c), if there shall be any decrease in Taxes for any Tax Year as indicated on a revised Estimated Tax Statement, such that Tenant shall have overpaid Tenant’s Tax Payment for the Tax Year in question, then (1) if such decrease will give rise to a credit issued by the taxing authority against future Taxes, Landlord shall credit Tenant’s

Proportionate Share of the amount of such credit, as and when received by Landlord, against the next subsequent payments of rent until such credit is fully applied, or (2) if such decrease will give rise to a cash refund from the taxing authority to Landlord, Landlord shall refund to Tenant within thirty (30) days after receipt of such refund by Landlord, the amount of such overpayment on the revised Estimated Tax Statement for such Tax Year. If, at the time Landlord receives any such credit or refund, Tenant is then in monetary default or material non-monetary default under this Lease, in each case, beyond the expiration of any applicable notice and/or cure period, Landlord may offset the amount of such credit or refund payable to Tenant against amounts properly due and owing by Tenant to Landlord.

(d) Landlord shall within sixty (60) days after the end of such Tax Year issue a statement of Taxes for such Tax Year, including a computation of Tenant’s Tax Payment for such Tax Year (a “Tax Statement”). If Tenant shall have overpaid Taxes or any component thereof for any Tax Year, Landlord, at its option, shall, subject to the last sentence of Section 5.2(c) hereof, either refund the amount overpaid to Tenant together with delivery of the Tax Statement or allow Tenant a credit against the next subsequent payments of Rent in the amount of Tenant’s overpayment of Taxes. If Tenant shall have underpaid Taxes for any Tax Year, Tenant shall pay to Landlord an amount equal to the amount of such underpayment of Tenant’s Tax Payment with respect to such Tax Year within thirty (30) days after receipt of the applicable Tax Statement.

(e) If the Tax Year shall be changed during the Term, any Taxes for such fiscal year, a part of which is included within a particular Tax Year and a part of which is not so included, shall be equitably apportioned.

(f) If the Tax Base is reduced as a result of a certiorari proceeding or otherwise, the Taxes as so reduced shall for all purposes be deemed to be the Taxes comprising the Tax Base and Landlord shall give notice thereof to Tenant but such reduction shall not increase any Tenant’s Tax Payment previously paid by Tenant for any period prior to the effective date of the reduction of the Tax Base as aforesaid.

(g) Only Landlord shall be eligible to institute tax reduction or other proceedings to reduce the assessed valuation of the Campus. If Landlord shall receive a refund or credit of Taxes for any Tax Year subsequent to the date of the Tax Statement for such Tax Year but subject to the last sentence of Section 5.2(c), Landlord shall either pay to Tenant, or, at Landlord’s election, credit against the next due payments under this Section 5.2 an amount equal to Tenant’s Proportionate Share of the refund, but such amount shall not exceed Tenant’s Tax Payment paid for such Tax Year. Provided Tenant is not then in default beyond the expiration of any applicable notice and/or cure period, any credit or refund due Tenant at the expiration or sooner termination of the Term of this Lease shall be paid to Tenant within thirty (30) days after the expiration or sooner termination of this Lease. Nothing herein shall obligate Landlord to file any application or institute any proceeding seeking a reduction in Taxes or assessed valuation.

5.3 Payments – Operating Expenses.

(a) “Operating Expenses” shall mean the aggregate of all costs and expenses (including taxes (other than Taxes)) paid or incurred by or on behalf of Landlord (whether directly or through independent contractors) in connection with the operation and maintenance of the Campus, except as provided herein. Operating Expenses shall be calculated on the accrual basis of accounting and shall, include, without limitation, but subject to the limitations set forth herein, the following expenses:

(i) salaries, wages, pension and welfare payments or contributions and all medical, insurance and other fringe benefits paid to, for or with respect to all persons (whether they be employees of Landlord or any independent contractor) for their services in the operation (including, without limitation, security services), maintenance, repair or cleaning of the Campus, and payroll taxes, workers’ compensation, and uniforms for such persons;

(ii) payments under service contracts with independent contractors for operating (including, without limitation, providing security services), maintaining, repairing, or cleaning the Campus or any portion thereof or any fixtures or equipment therein and any payments associated with the services provided by or on behalf of Landlord to the Common Areas in accordance with the terms of this Lease;

(iii) except to the extent directly billed to Tenant, all costs or charges for steam, electricity water and heating, ventilation and air-conditioning service (“HVAC”) furnished to the Campus and/or used in the operation of the Campus, including any taxes on any such utilities;

(iv) all costs and expenses for repairs, replacements, capital expenditures and capital improvements which are reasonable and necessary (determined by the Landlord in good faith and consistent with past practices) for the continued operation of the Campus, except that in the case of capital expenditures and capital improvements, Operating Expenses shall only include the amortized cost thereof based on their useful life and a discount rate equal to the Interest Rate at the time of Landlord having incurred said expenditure;

(v) cost of lobby decoration, and painting and decoration of non-tenant areas within the Campus;

(vi) cost of snow removal and landscaping in and about the Campus;

(vii) cost of building and cleaning supplies and equipment, cost of replacements for tools, equipment, bulbs, light fixtures, tubes, lamps, starters and ballasts used in the operation, maintenance and repair of the Campus and charges for telephone service for the Campus;

(viii) financial expenses incurred in connection with the operation of the Campus, such as insurance premiums, including, without limitation, liability insurance, fire and other casualty insurance, rent insurance and any other insurance that is then generally carried by owners of similar properties in similar geographic areas or may be reasonably required by the holder of any mortgage on the Campus or any portion thereof, reasonable attorneys’ fees and disbursements, auditing and other professional fees and expenses, association dues and other ordinary and customary financial expenses incurred in connection with the operation of the Campus;

(ix) rental payments made for equipment used in the operation and maintenance of the Campus;

(x) the cost of governmental licenses and permits, or renewals thereof, necessary for the operation of the Campus; and

(xi) all other reasonable and necessary expenses paid in connection with the operation, maintenance, repair and cleaning of the Campus which are properly chargeable against income.

The following costs and expenses shall be excluded from Operating Expenses or Operating Expenses shall be limited as provided herein:

(1)	Taxes;

(2)	debt service, amortization of principal and penalties or refinancing costs;

(3)	leasing costs and expenses, including brokerage commissions and similar fees;

(4)	any legal and accounting fees and disbursements incurred in connection with the preparation of Landlord’s tax returns or Landlord’s tax reporting or accounting at Landlord entity level or higher;

(5)	the cost of any item to the extent to which such cost is covered by insurance or condemnation proceeds;

(6)	costs and expenses incurred in connection with enforcement of leases or disputes with tenants (including Tenant);

(7)	costs and expenses incurred in connection with procuring tenants;

(8)	profits, franchise, gains, estate, income, succession, gift, corporation, unincorporated business and gross receipts taxes imposed upon Landlord, or any interest or penalties for failure to timely pay those taxes or any other taxes; and any mortgage recording or transfer taxes;

(9)

any expenses which are not paid or incurred solely in respect of the Campus but rather in respect of the Campus and other property owned by Landlord or its affiliates, except that notwithstanding the foregoing, with respect to any expenses attributable in part to the Campus and in part to other property owned or managed by

Landlord or its affiliates (including salaries, fringe benefits and other compensation of personnel below the grade of building manager who provide services to both the Campus and other properties) Operating Expenses shall include only such portion thereof as are apportioned by Landlord to the Campus on a fair and equitable basis;

(10)	costs incurred with respect to a sale or transfer of all or any portion of the Campus or any interest therein or in any person of whatever tier owning an interest therein;

(11)	costs incurred in connection with making any additions to, or building additional stories on, the Buildings or its plazas, or adding buildings or other structures adjoining the Buildings, or connecting the Buildings to other structures adjoining the Buildings;

(12)	salaries of fringe benefits of personnel above the grade of building manager; and

(13)	any damages and attorneys’ fees and disbursements and other costs in connection with any judgment, settlement or arbitration award resulting from any tort liability of Landlord.

(b) For each calendar year during the term of this Lease, Tenant shall pay to Landlord as Additional Rent for the Premises, in accordance with the terms of this Section 5.3, an amount (“Tenant’s Operating Expense Payment”) equal to Tenant’s Proportionate Share of the amount by which Operating Expenses for such calendar year exceed Base Operating Expenses (such excess being referred to herein as the “Operating Excess”).

(c) Following the end of each calendar year, Landlord shall furnish to Tenant a written statement (“Landlord’s Operating Statement”) in reasonable detail covering the calendar year just expired showing: (A) with respect to the Operating Expenses, (i) the Operating Expenses for such calendar year, (ii) the amount of Tenant’s Proportionate Share of the Operating Excess for such year, (iii) payments, if any, made by Tenant with respect to the Operating Excess, and (iv) the Monthly Operating Expense Payment Amount (as defined below) for the calendar year immediately following the calendar year that just expired and (B) if there are any Third Party Leases in effect during the calendar year just expired, (i) the Net Third Party Rents actually received during such calendar year, and (ii) the Minimum Rent and Additional Rent payments, if any, made by Tenant for such year. Landlord shall use reasonable efforts to deliver to Tenant Landlord’s Operating Statement within one hundred twenty (120) days following the expiration of the applicable calendar year without being obligated to incur any commercially unreasonable costs in connection therewith, it being agreed that Landlord shall have no liability to Tenant if Landlord fails for any reason to deliver to Tenant any Landlord’s Operating Statement prior to such date for any reason.

(d) On account of its obligations in respect of Operating Expenses, Tenant shall pay to Landlord, monthly, in advance, together with each monthly installment of Minimum

Rent, an amount (the “Monthly Operating Expense Payment Amount”) equal to one-twelfth (1/12th) of Tenant’s Proportionate Share of the Operating Excess for the preceding lease year excluding any extraordinary Operating Expenses incurred during the preceding calendar year that Landlord does not reasonably anticipate will be incurred during the then-current lease year; provided however, that in no event shall the foregoing limit Tenant’s obligation to make any payments to Landlord under Section 5.3(e) in the event Landlord subsequently incurs such extraordinary Operating Expenses during the applicable calendar year. Landlord’s determination of the Monthly Operating Expense Payment Amount for the applicable year shall be reflected in Landlord’s Operating Statement.

(e) In the event Landlord furnishes Landlord’s Operating Statement subsequent to the commencement of the applicable calendar year, then (a) until the first day of the month following the month in which Landlord’s Operating Statement is furnished to Tenant, Tenant shall continue to pay to Landlord on the first day of each month an amount equal to the Monthly Operating Expense Payment Amount as reflected on the most recent Landlord’s Operating Statement delivered to Tenant, (b) after such Landlord Operating Statement is furnished to Tenant or together therewith, Landlord shall give notice to Tenant stating whether the installments of Tenant’s Operating Expense Payment previously made for such calendar year pursuant to clause (a) of this sentence were greater or less than the installments of Tenant’s Operating Expense Payment to be made for such calendar year in accordance with such Landlord Operating Statement, and (1) if there shall be a deficiency, Tenant shall pay the amount thereof within thirty (30) days after demand therefor or (2) subject to the provisions of the last sentence of Section 5.3(f), if there shall have been an overpayment, Landlord shall, at Landlord’s option, pay to Tenant together with such notice, or credit against the next subsequent payments of rent, the amount thereof. The Monthly Operating Expense Payment Amount reflected on Landlord’s Operating Statement for the applicable calendar year may be adjusted by Landlord once a year to account for any increases in Operating Expenses that Landlord actually incurs during such calendar year and which were not reasonably anticipatable based on Landlord’s past practices if such increases result in a variance of ten percent (10%) or more in Operating Expenses required to be paid by Landlord, by furnishing to Tenant a written statement explaining the basis for the revision together with Landlord’s reasonable estimate of the revised Monthly Operating Expense Payment Amount.

(f) If Landlord’s Operating Statement shall indicate any overpayment or deficiency or if the Landlord’s Operating Statement shall indicate a deficiency, then Landlord or Tenant, as the case may be, shall pay the same to the party entitled to the same within thirty (30) days after delivery of Landlord’s Operating Statement or Estimated Operating Statement, as the case may be, or, in the case of sums payable to Tenant, at Landlord’s option and subject to the terms of this Section 5.3(f), Tenant shall be granted a credit for the amount of the overpayment made by Tenant, to be applied against the next due payments of rent. If, at the time Tenant becomes entitled to any refund or credit of rent, Tenant is then in monetary default or material non-monetary default under this Lease, in each case, beyond the expiration of any applicable notice and/or cure period, Landlord may offset the amount of such credit or refund payable to Tenant against amounts properly due and owing by Tenant to Landlord. Provided Tenant is not then in default beyond the expiration of any applicable notice and/or grace period, any credit or refund due Tenant at the expiration or sooner termination of the Term of this Lease shall be paid to Tenant within thirty (30) days after the expiration or sooner termination of this Lease.

5.4 In the event that the date of the expiration or other termination of this Lease shall be a day other than the last day of a Tax Year or a calendar year, then, in such event, in applying the provisions of this Article 5 with respect to any Tax Year (for the purpose of calculating Tenant’s share of Taxes) or calendar year (for the purpose of calculating Tenant’s share of Operating Expenses), appropriate pro rata adjustments in the escalation due hereunder shall be made to reflect the occurrence of such event on a basis consistent with the principles underlying the provisions of this Article 5 taking into consideration that the expiration date of this Lease occurred during a partial lease year.

5.5 In no event shall the Minimum Rent ever be reduced by operation of this Article 5. Landlord’s failure to render a Landlord’s Tax Statement with respect to any Tax Year or a Landlord’s Operating Statement with respect to any calendar year, respectively, shall not prejudice Landlord’s right to thereafter render a Landlord’s Tax Statement or Landlord’s Operating Statement with respect thereto or with respect to any subsequent Tax Year or calendar year provided that such Landlord’s Tax Statement or Landlord’s Operating Statement, as applicable, shall have been given to Tenant within two (2) years after the expiration of the Tax Year or calendar year in question, as applicable.

5.6 Each of Landlord’s Tax Statements and Landlord’s Operating Statements shall be conclusive and binding upon Tenant unless (i) pending the determination of such dispute by agreement or otherwise, Tenant shall pay additional rent in accordance with the applicable Landlord’s Tax Statement and/or Landlord’s Operating Statement, as the case may be, without prejudice to Tenant’s position, and (ii) within one hundred twenty (120) days after receipt of such Landlord’s Tax Statement and/or Landlord’s Operating Statement, Tenant shall notify Landlord in writing that it disputes the correctness thereof, which notice shall specify the particular respects in which the disputed Statement is inaccurate to the extent known. Tenant shall have the right, during reasonable business hours and upon not less than ten (10) business days’ prior written notice to Landlord, to examine Landlord’s books and records with respect to any Landlord’s Tax Statement or Landlord’s Operating Statement, provided that (a) such examination is commenced within one hundred twenty (120) days and concluded within one hundred eighty (180) days following the rendition of the statement in question, (b) such examination may only be conducted by: (i) a certified public accountant or other qualified professional who is a member of an independent certified public accounting firm or other qualified professional services firm having at least twenty-five (25) professionals or (ii) an employee of Tenant, who, in each instance, is not (and whose firm is not) being compensated by Tenant or any other person or entity, in whole or in part, on a contingency basis and is not and has not during the Term been affiliated with, a shareholder, an officer, director, partner or employee of Landlord, and (c) upon Landlord’s request, Tenant and such accounting or other firm or employee of Tenant deliver a confidentiality agreement to Landlord with respect to such dispute and such examination in form and substance reasonably satisfactory to Landlord. In connection with any examination by Tenant of Landlord’s books and records, Tenant agrees to treat, and to instruct its employees, accountants and agents reviewing such records to treat, all information as confidential and not disclose it to any other person except as may be required by law or in connection with any dispute with Landlord under this Lease relating thereto. Each party shall be responsible for its own fees in connection with such dispute. If Landlord and Tenant are unable to resolve a dispute regarding Landlord’s Tax Statement or Landlord’s Operating Statement and provided that the amount that Tenant claims is due is substantially different from the amount Landlord claims is due, Tenant shall send a notice to Landlord, within [one hundred twenty (120) days] after the date on which the records are made available to Tenant in connection with the disagreement in question indicating that Tenant desires to have such disagreement determined by an Arbiter (as hereinafter defined) and setting forth the name of an individual proposed by Tenant to serve as Arbiter. If Landlord does not agree with Tenant’s selection of an Arbiter, Landlord and Tenant shall attempt to agree on another individual to serve as Arbiter, and if Landlord and Tenant shall be unable to agree upon the designation of the Arbiter within thirty (30) days after Landlord’s receipt of Tenant’s notice requesting the appointment of an Arbiter, then either party shall have the right to request the American Arbitration Association (or any organization which is the successor thereto) to designate an Arbiter. The “Arbiter” shall be a certified public accountant who is a member of an independent certified public accounting firm having at least twenty-five (25) accounting professionals. The Arbiter’s determination, made in accordance with this Section 5.6, shall be conclusive and binding upon the parties; it being understood that if the amount Tenant claims is due is not substantially different from the amount Landlord claims is due, then Tenant shall have no right to protest such amount and shall pay the amount that Landlord claims is due to the extent not theretofore paid. If the determination of the Arbiter shall substantially confirm the determination of Landlord, then Tenant shall pay the cost of the Arbiter. If the Arbiter shall substantially confirm the determination of Tenant, then Landlord shall pay the cost of the Arbiter. In all other events, the cost of the Arbiter shall be borne equally by Landlord and Tenant. In rendering such determination such Arbiter shall not add to, subtract from or otherwise modify the provisions of this Lease. Pending the resolution of any contest pursuant to this Section 5.6, and as a condition to Tenant’s right to prosecute such contest (but without prejudice to Tenant’s position), Tenant shall pay all sums required to be paid in accordance with Landlord’s Operating Statement or Landlord’s Tax Statement in question. The term “substantially different”, as used in this Section 5.6, shall mean a variance of five percent (5%) or more of the amount required to be paid by Tenant pursuant to Landlord’s Operating Statement or Landlord’s Tax Statement in question and the term “substantially confirm”, as used in this Section 5.6, shall mean a variance of less than five percent (5%) of the amount required to be paid by Tenant pursuant to Landlord’s Operating Statement or Landlord’s Tax Statement in question.

5.7 Landlord’s and Tenant’s obligations under this Article 5 shall survive the expiration or earlier termination of the term of this Lease.

ARTICLE 6

LATE PAYMENT CHARGE

6.1 If Tenant shall fail to make any payment of Minimum Rent or Additional Rent for more than five (5) days after the same is due and payable, Tenant shall pay a late payment charge of $.05 for each $1.00 which remains unpaid to compensate Landlord for additional expenses in processing such late payment. In addition, if Tenant fails to pay any Minimum Rent or Additional Rent when due, Tenant shall pay interest thereon from the date due until the date paid at an annual rate equal to the Prime Rate plus one percent (1%) per annum but not in excess of the maximum amount permitted by law to be charged to Tenant, and such interest shall be deemed to be Additional Rent hereunder.

6.2 If any check of Tenant shall be returned for insufficient funds, there shall be an additional charge to Tenant of $150.00 and, thereafter, at the request of Landlord, Tenant shall make all payments required hereunder by certified or official bank check only.

ARTICLE 7

ALTERATIONS

7.1 Tenant shall make no alterations, installations, additions or improvements (collectively, “Alterations”) in or to the Premises or the Licensed Space of any nature without Landlord’s prior consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that with respect to Alterations which are structural in nature or which would adversely affect (i) a Building’s base mechanical, electrical, fire protection, plumbing, HVAC systems or structure, (ii) the use by Landlord or any tenant of their respective premises, or (iii) Landlord’s insurance rates as determined by Landlord’s property insurance carrier, then Landlord may withhold, condition or delay its consent in its sole and absolute discretion. Any Alterations to be performed by Tenant may only be performed by using contractors or mechanics from Landlord’s approved list of contractors or such other reputable contractors or mechanics as Landlord shall approve (which approval shall not be unreasonably withheld, conditioned or delayed), it being agreed, however, that Tenant must use Landlord’s designated contractor for any Alterations relating to fire safety or structural changes. Tenant agrees that all Alterations shall be performed by Tenant in accordance with all applicable Legal Requirements (including, without limitation, the Americans with Disabilities Act of 1990 and all regulations issued thereunder) and the Campus policies then in effect. Tenant agrees to use a reputable engineer and architect licensed in the Commonwealth of Pennsylvania approved by Landlord (which approval shall not be unreasonably withheld, conditioned or delayed) for the preparation of all construction documents and drawings pertaining to any Alterations and to file all plans with and obtain all required permits from appropriate governmental authorities. Notwithstanding the foregoing, prior to the commencement of any Alteration, Tenant shall provide Landlord’s designated engineer any construction documents or drawings prepared by or on behalf of Tenant in connection with any Alteration that affects a Building’s base mechanical, electrical, fire protection, plumbing, HVAC systems or structure, recognizing that the integrity of the Building’s systems shall be maintained through such review by the Building engineer. Tenant’s architect shall file all required architectural drawings and obtain all necessary permits at Tenant’s cost. Upon receipt thereof, Tenant shall promptly submit to Landlord, copies of all approved plans, permits, applications, final approvals and sign-offs.

7.2 Notwithstanding anything to the contrary contained in this Article 7, Landlord’s consent shall not be required with respect to (i) decorative alterations such as painting, wall coverings and floor coverings (“Decorative Alterations”) or (ii) non-structural Alterations by Tenant which (a) shall be located wholly within the Premises, (b) shall not affect the structural integrity of the Building or the operation of the HVAC, plumbing, electrical, or water and sewer systems of the Building, (c) are not visible from outside of the Premises, and (d) do not cost more than $50,000 for any single Alteration, provided, in each instance that (1) such Alterations shall otherwise be performed in accordance with all of the terms and conditions of this Lease, (2) Tenant gives Landlord at least ten (10) days’ prior notice of such work and, for informational purposes, the plans and specifications therefor but only to the extent the same would be customarily prepared or be required to be prepared in order to obtain any necessary permits, (3) such Alteration shall be performed in a good and workmanlike manner, (4) Tenant is not in default or default under this Lease beyond the expiration of any applicable notice and/or cure period, and (5) such Alterations do not adversely affect Landlord’s insurance rates as determined by Landlord’s property insurance carrier.

7.3 Except for the Excluded FF&E (as hereinafter defined), trade fixtures that are installed by or on behalf of Tenant at Tenant’s sole cost and expense during the Term, and moveable furniture and equipment purchased by Tenant at its sole cost and expense (collectively, “Tenant’s Property”), all fixtures and all paneling, partitions, railings and like installations, installed in the Premises and Licensed Space at any time (whether prior to or during the applicable term thereof), either by Tenant or by Landlord on Tenant’s behalf, shall, upon installation, become the property of Landlord and, subject to the provisions of Section 7.5, Article 36 and Article 40 below, shall remain upon and be surrendered with the Premises or the Licensed Space, as applicable. Nothing in this Article 7 shall be construed to give Landlord title to or to prevent Tenant’s removal of Tenant’s Property, but upon removal of any such items of Tenant’s Property from the Premises or upon removal of other installations as may be required pursuant to the terms hereof, Tenant shall promptly and at its expense, and repair any damage to the Premises or the Building due to such removal. All property permitted or required to be removed by Tenant at the end of the term remaining in the Premises after Tenant’s removal shall be deemed abandoned and may, at the election of Landlord, either be retained as Landlord’s property or may be removed from the Premises by Landlord at Tenant’s expense.

7.4 Tenant shall, before making any Alterations, at its expense, obtain all permits, approvals and certificates required by any governmental or quasi-governmental bodies and (upon completion) certificates of final approval thereof and shall deliver promptly duplicates of all such permits, approvals and certificates to Landlord. If any mechanic’s lien is filed against the Premises or any Building for work claimed to have been performed by or on behalf of Tenant (but not by Landlord) or for materials claimed to have been furnished to Tenant (but not by Landlord), it shall be discharged by Tenant within thirty (30) days after Tenant receives notice thereof (from whatever source), at Tenant’s expense, by filing the bond required by law or payment or otherwise. If Tenant fails to discharge such lien within such thirty (30) day period, then Landlord shall have the right to discharge same (by filing the bond required by law or by payment in full of the mechanic’s lien or otherwise) and Landlord’s costs and expense in obtaining such discharge shall be repaid in full by Tenant to Landlord as additional rent within twenty (20) days after demand therefor.

7.5 As to any Alteration allowed to be made by Tenant pursuant to this Lease, Tenant shall not be required to remove such Alterations at or prior to the expiration or earlier termination of this Lease unless (i) at the time Landlord approves the plans and specifications for any such proposed Alterations, Landlord specifically designates those items it reserves the right to require Tenant to remove at the end of the Term or (ii) Landlord, by notice to Tenant no later than sixty (60) days prior to the stated Expiration Date, directs Tenant to remove such items from the Premises, in which event, the same shall be removed from the Premises by Tenant prior to the expiration of this Lease at Tenant’s sole cost and expense, and Tenant shall, at its sole cost and expense, restore the Premises with respect thereto to the same condition as that which existed on the Commencement Date, reasonable wear and tear excepted.

7.6 Tenant agrees that with respect to the performance of any Alterations in the Premises, Tenant shall pay to Landlord, as additional rent hereunder, promptly upon being billed therefor, Landlord’s reasonable out-of-pocket and other expenses including, without limitation, the fees of any architect, engineer or expeditor employed or hired by Landlord, indirect costs, costs of field supervision and coordination incurred by Landlord; it being agreed that Tenant shall not be obligated to pay any such indirect costs or costs of field supervision and coordination in connection with Tenant’s Initial Work.

7.7 (a) Before proceeding with any Alteration estimated to cost in excess of $50,000.00 (other than Decorative Alterations), Tenant shall furnish to Landlord one of the following: (i) a cash deposit or (ii) a performance bond and a labor and materials payment bond (issued by a corporate surety licensed to do business in Pennsylvania reasonably satisfactory to Landlord), (iii) an irrevocable, unconditional, negotiable letter of credit, issued by and drawn on a bank or trust company which is a member of the Clearing House in a form reasonably satisfactory to Landlord; each in an amount equal to one hundred twenty-five (125%) percent of the estimated cost of the Alteration or (iv) such other security as Landlord may be reasonably acceptable to Landlord.

(b) Upon (i) the completion of the Alteration in accordance with the terms of this Article 7 and (ii) the submission to Landlord of proof evidencing the payment in full for said Alteration including, but not limited to, delivery of a waivers of mechanic liens, the security deposited under Section 7.7(a) with Landlord (or the balance of the proceeds thereof, if Tenant has furnished cash or a letter of credit and if Landlord has drawn on the same) shall be returned to Tenant.

(c) Upon Tenant’s failure to properly perform, complete and fully pay for the said Alteration, as reasonably determined by Landlord, Landlord shall be entitled to draw on the security deposited under Section 7.7(a) to the extent it deems necessary to complete any incomplete Alteration or otherwise hazardous condition, to effect any necessary restoration and/or protection of the Premises or the Property and to apply such funds to the payment or satisfaction of any costs, damages or expenses in connection with the foregoing and/or Tenant’s obligations under this Article 7 and this Lease relating to Alterations and repairs, including the satisfaction of any mechanic’s lien.

7.8 All Alterations shall be performed by Tenant in compliance with all applicable requirements of insurance bodies and with Legal Requirements and the same shall be diligently performed in a good and workmanlike manner.

7.9 Tenant agrees that Tenant will not at any time during the term hereof, either directly or indirectly, use any contractors and/or labor and/or materials if the use of such contractors and/or labor and/or materials would or will create any difficulty with other contractors and/or labor engaged by Tenant or Landlord or others in the performance of any work at a Building or any part thereof.

7.10 Tenant shall cause each contractor to carry personal injury and property damage and general liability insurance for any occurrence in or about the applicable Building in a combined single limit of not less than $2,000,000. Before commencing any work or delivering material to the applicable Building, each such contractor shall deliver certificates evidencing such insurance to Landlord and naming Landlord as an insured party under the policy. Each contractor performing work at the applicable Building shall also carry workmen’s compensation insurance in statutory limits covering all persons employed in connection with the work for death or injury. Notwithstanding the foregoing, the obligation for a contractor to carry the insurance under this Section 7.10 shall be waived by Landlord to the extent such Alteration constitutes a Decorative Alteration and such waiver is consistent with past practice in Landlord’s reasonable determination.

7.11 Tenant and all contractors shall comply promptly with the procedures and regulations reasonably prescribed by Landlord for the use of the freight elevators and the other Common Areas; it being that the foregoing is not intended to imply that Tenant or its contractors have the right to use any such areas if the same is prohibited by any other provisions of this Lease.

7.12 No approval or deemed approval of any plans or specifications by Landlord or consent by Landlord allowing Tenant to make any improvements (including Tenant’s Initial Work) or any inspection of improvements made by or for Landlord shall in any way be deemed to be an agreement by Landlord that the contemplated improvements comply with any Legal Requirements or insurance requirements or the certificate of occupancy for the applicable Building nor shall it be deemed to be a waiver by Landlord of the compliance by Tenant of any provision of this Lease.

7.13 Provided Tenant is not in default hereunder beyond the expiration of any applicable notice and/or cure period, Landlord shall promptly after Tenant’s request, at no out of pocket cost, expense or liability to Landlord, cooperate with and assist Tenant in all reasonable respects in attempting to procure all permits and approvals that may be required for the performance of any approved or otherwise permissible Alterations to be performed by Tenant provided that any applications and other documents comply in all respects with all Legal Requirements and the applicable provisions of this Lease; provided, however, as to any such request, the subject matter thereof and/or the work contemplated thereby shall not constitute (or, if effectuated by Tenant, would not constitute) a breach by Tenant of any of its obligations under this Lease. Nothing contained in this Lease shall be deemed or construed as a representation, warranty, or guaranty of any nature whatsoever, that any such permit, approval, certificate, or application, plans or other document is, or will be made, available to Tenant (or approved) by the applicable governmental authority notwithstanding the cooperation of Landlord as set forth above or in any other provision of this Lease.

ARTICLE 8

REPAIRS; SERVICES PROVIDED BY LANDLORD

8.1 Repairs. (a) Except for repairs required to be made by Tenant in accordance with the terms hereof, Landlord shall make all repairs and replacements, structural and otherwise, necessary or desirable in order to keep in good order and repair (the need for which Landlord shall have knowledge) all structural portions of the Buildings comprising the Premises (including, without limitation, any roofs, foundation, footings, exterior walls, load bearing columns and floor slabs), the Building systems that service the Premises, the Common Areas, the Licensed Space, the exterior walls of the Premises, the windows of the Premises and the air conditioning systems and equipment as presently exist in the Premises. Tenant agrees to notify Landlord of the necessity of repairs of which Tenant may have knowledge, for which Landlord may be responsible under the provisions of the preceding sentence. In performing any such repairs Landlord agrees to use commercially reasonable efforts to (i) perform the same with due diligence and continuity and (ii) minimize interference with Tenant’s use and occupancy of the Premises; provided that in no event shall Landlord be required to utilize overtime or premium pay labor or incur any extraordinary costs in connection therewith.

(b) Subject to Section 8.1 hereof, Tenant shall, throughout the term of this Lease, take good care of the Premises, the fixtures and equipment therein and any Alterations, and at Tenant’s sole cost and expense, make all repairs thereto as and when needed to preserve them in good working order and condition, reasonable wear and tear, obsolescence and damage from the elements, fire or other casualty, excepted.

(c) Notwithstanding anything to the contrary contained herein, all damage or injury to the Property, the Common Areas, the Licensed Space or to the fixtures, equipment and appurtenances therein, whether requiring structural or non-structural repairs, caused by or resulting from (i) the omission, neglect or improper conduct of Tenant, Tenant’s servants, employees, invitees, guests or licensees, (ii) any Alterations, and/or (iii) the moving of Tenant’s fixtures, furniture or equipment, shall be repaired promptly by Tenant at its sole cost and expense, to the satisfaction of Landlord reasonably exercised (except that Landlord may elect to perform such repairs on behalf of Tenant upon prior written notice to Tenant, and the expenses thereof incurred by Landlord shall be collectible as additional rent within twenty (20) days after rendition of a bill or statement therefor). All the repairs required to be made by Tenant hereunder shall be of quality or class equal to the original work or construction. Except as specifically provided in Article 12 of this Lease, there shall be no allowance to Tenant for a diminution of rental value and no liability on the part of Landlord by reason of inconvenience, annoyance or injury to business arising from Landlord, Tenant or others making or failing to make any repairs, alterations, additions or improvements in or to any portion of the Building, Premises, the Common Areas, the Licensed Space or in and to the fixtures, appurtenances or equipment thereof. The provisions of this Article 8 with respect to the making of repairs shall not apply in the case of fire or other casualty which are dealt with in Article 12 hereof.

8.2 HVAC. Landlord shall supply heating, ventilation, and air conditioning to the Premises, the Licensed Space and the Common Areas. No representation is made by Landlord with respect to the adequacy or fitness of such air conditioning or ventilation to maintain temperatures as may be required for, or because of, the operation or use of any computer, data processing or other equipment of Tenant and whether air conditioning or ventilation is required for any such purpose and Landlord assumes no responsibility, and shall have no liability, for any loss or damage, however sustained, in connection therewith.

8.3 Water. Landlord shall furnish adequate hot and cold water for normal drinking, lavatory, and normal cleaning purposes. If Tenant uses water for any other purpose, Landlord may install and maintain, at Tenant’s expense, meters to measure Tenant’s consumption of cold water and/or hot water for such other purpose. Tenant shall reimburse Landlord on demand for the cost of cold water and hot water shown on such meters.

8.4 Cleaning. Landlord shall cause the Premises, the Licensed Space and the Common Areas to be cleaned. Tenant shall pay to Landlord, within twenty (20) days after demand, the reasonable out of pocket costs incurred by Landlord for (i) extra cleaning work in the Premises, the Licensed Space and the Common Areas required because of (1) the act, omission, misuse or neglect of or by Tenant or any subtenant or licensee, or their respective employees, agents, contractors or invitees, (2) use of portions of the Premises or the Licensed Space for special purposes requiring greater or more difficult cleaning work than required in normal and customary uses, (3) interior glass partitions or unusual quantity of interior glass surfaces, and (4) special materials or finishes on items installed by Tenant or any other occupant of the Premises or the Licensed Space, (ii) collection and removal from the Premises, the Licensed Space and the Property of any refuse or rubbish of Tenant in excess of ordinary commercial waste. Landlord’s cleaning contractor and its employees shall have afterhours access to the Premises and the Licensed Space and the use, at no cost to Landlord or its cleaning contractor, of Tenant’s light, power and water in the Premises and the Licensed Space as may be required for the cleaning services to be furnished by Landlord.

8.5 Electricity.

(a) Landlord will furnish electricity to Tenant through presently installed electrical facilities for Tenant’s reasonable use of such lighting, electrical appliances, air conditioning systems and equipment as exist on the date hereof, and subject to Landlord consent, such other equipment as Tenant may be permitted to install in the Premises and the Licensed Space, which consent shall be in Landlord’s reasonable determination solely with respect to installations that Tenant proposes to install in the Premises. Tenant agrees that at all times its use of electrical current shall never exceed the electrical capacity of the existing feeders to the applicable Building or the existing risers or the wiring installations serving the applicable portion of the Premises or the Licensed Space, as applicable. Subject to the terms of Section 8.9, Landlord shall not be liable in any way to Tenant for any failure or defect in the supply or character of electric energy, or other utilities furnished to the Premises or the Licensed Space. Any additional risers, feeders, or other equipment proper or necessary to supply Tenant’s electrical requirements with respect to the Premises, upon written request of Tenant, will be installed by Landlord at the sole cost and expense of Tenant, if, in Landlord’s reasonable judgment, the same will not cause or create a hazardous condition or entail excessive or unreasonable alterations, repairs or expense or interfere with or disturb Landlord or any other tenants or cause permanent damage or injury to any Building.

(b) If required under applicable Legal Requirements and subject to the terms of Section 8.9, Landlord shall be permitted to terminate the furnishing of electrical energy, upon at least thirty (30) days’ notice (provided that such longer notice as is reasonably feasible under the circumstances shall be given) to Tenant unless a shorter period of notice is required or necessitated by Legal Requirements. If Landlord shall so discontinue the furnishing of electrical energy, (a) Tenant shall arrange to obtain electrical energy directly from the public utility company or other service provider then furnishing electrical energy to the Buildings and, unless required by such Legal Requirements, Landlord shall not terminate such service until Tenant shall have obtained such direct service, (b) Landlord shall permit the existing feeders, risers, wiring and other electrical facilities serving the Premises to be used by Tenant for such purpose, (c) from and after the effective date of such discontinuance, Landlord shall not be obligated to furnish electric energy to Tenant, (d) subject to the terms hereof, Landlord shall not have liability to Tenant on account of such discontinuance and (e) Tenant shall install and maintain at locations in the Buildings reasonably selected by Landlord any necessary electrical meter equipment, panel boards, feeders, risers, wiring and other conductors and equipment which may be required to obtain electrical energy directly from the public utility or other service provider supplying the same; it being agreed that the reasonable out-of-pocket cost of any such installation shall be shared equally between Landlord and Tenant.

(c) Landlord shall be responsible for replacing all light bulbs, light fixtures, tubes, lamps, starters and ballasts required in the Premises and the Licensed Space.

8.6 Common Areas.

(a) Subject to the terms of Section 8.9(b), Landlord shall be responsible for maintaining and furnishing the Common Areas in a manner that is generally consistent with past practice, subject to Landlord’s right to reallocate furniture and equipment in its reasonable discretion.

(b) Landlord shall station (i) one (1) receptionist at the reception desk located in the lobby of Building 402 and (ii) one (1) building manager on the premises of Building 402, in each case, from at least 8:00 AM until 5:00 PM on all Business Days, in each case in the manner consistent with past practices.

(c) Landlord shall provide Tenant with wireless internet access in the meeting rooms, the auditorium and the cafeteria located within the Common Areas.

8.7 Other Services. Landlord shall provide elevator service, security, landscaping and snow removal services to the Premises, the Licensed Space and the Common Areas.

8.8 No Other Services. Landlord shall not be required to furnish any services to the Premises, the Licensed Space and the Common Areas, except as specifically set forth in this Lease.

8.9 Standard of Services.

(a) Subject to Section 8.9(b) below, all of the services to be provided by Landlord under this Article 8 shall be provided in a manner that is generally consistent with past practice.

(b) Notwithstanding anything to the contrary contained herein, Landlord reserves the right to (i) stop or reduce any services to be provided by Landlord hereunder to the extent: (A) such stoppage or reduction is necessary by reason of accident or repairs, alterations, replacements or improvements to the Buildings, the Premises, the Licensed Space, the Common Areas, or Building systems for as long as may be reasonably required by reason thereof or by reason of strikes, accidents, laws, order or regulations or any other reason beyond the control of Landlord, provided that reasonable prior notice is delivered to Tenant (except in the case of an emergency) and that Landlord shall use reasonable efforts to minimize the duration of such stoppage or reduction of service without in any event being obligated to employ overtime labor or to incur any extraordinary costs in connection therewith or (B) a significant change has occurred in the underlying conditions that contributed or otherwise gave rise to Landlord’s carrying out the past practice, provided that with respect to clause (B) only, Landlord shall have delivered prior written notice to Tenant of its intent to terminate or modify such practice and the parties cooperate in good faith to agree on any modification or replacement (if applicable) to such practice and (ii) make reasonable modifications to a service being provided by Landlord upon prior written notice to Tenant so long as such modifications do not diminish the quality or quantity of the applicable service beyond a de minimis amount.

ARTICLE 9

REQUIREMENTS OF LAW, FIRE INSURANCE, FLOOR LOAD

9.1 Prior to the commencement of the Term, if Tenant is then in possession or otherwise given access to the Premises or the Licensed Space and at all times thereafter during the applicable term thereof, Tenant, at Tenant’s sole cost and expense, shall promptly comply with all present and future Legal Requirements, whether or not arising out of Tenant’s use or manner of use thereof, or, with respect to the Buildings or Licensed Space, if arising out of Tenant’s particular use or manner of use of the Premises, the Licensed Space or the Buildings. Nothing herein shall require Tenant to make structural repairs or alterations under this Article 9 unless (i) the use of the Premises, the Licensed Space or the method of operation therein violated any such Legal Requirements or orders, rules, regulations or requirements with respect thereto, or (ii) the same relate or are otherwise necessary as a result of any Alterations. Tenant may, after securing Landlord to Landlord’s reasonable satisfaction against all damages, interest, penalties and expenses, including, but not limited to, reasonable attorneys’ fees and disbursements, by cash deposit or by surety bond in an amount and in a company reasonably satisfactory to Landlord, contest and appeal any such Legal Requirements, orders, rules, regulations or requirements provided same is done with all reasonable promptness and provided such appeal shall not subject Landlord to any civil liability, prosecution for a criminal offense or constitute a default under any lease or mortgage under which Landlord may be obligated, or cause the Premises, the Licensed Space or any part thereof to be condemned or vacated. Tenant shall not do or permit any act or thing to be done in or to the Premises or the Licensed Space which is contrary to Legal Requirements, or which will invalidate or be in conflict with public liability, fire or other policies of insurance at any time carried by or for the benefit of Landlord with respect to the Premises, the Licensed Space or the Buildings, or which shall or might subject Landlord to any liability or responsibility to any person or for property damage, nor shall Tenant keep anything in the Premises or the Licensed Space except as now or hereafter permitted by the Fire Department or other authority having jurisdiction, and then only in such manner and such quantity so as not to increase the rate for fire insurance applicable to the Building, nor use the Premises or the Licensed Space in a manner which will increase the insurance rate for the Campus, any Building or any property located therein over that in effect prior to the commencement of Tenant’s occupancy. Tenant shall pay all costs, expenses, fines, penalties, or damages, which may be imposed upon Landlord by reason of Tenant’s failure to comply with the provisions of this Article 9. Tenant shall not place a load upon any floor of the Premises or Licensed Space exceeding the floor load per square foot area which it was designed to carry and which is allowed by law. Landlord reserves the right to prescribe the weight and position of all safes, business machines and mechanical equipment. Such installation shall be placed and maintained by Tenant, at Tenant’s expense, in settings sufficient, in Landlord’s reasonable judgment, to absorb and prevent vibration, noise and annoyance.

9.2 Subject to the terms of this Lease including, without limitation, Section 5.3 hereof, Landlord shall be responsible at its own cost and expense to comply with (or cause to be complied with) all Legal Requirements applicable to the Buildings which are not the obligation of Tenant hereunder; provided, however, that Landlord shall not have any liability to Tenant for any failure to comply with the foregoing obligation unless Landlord’s failure to comply with a particular Legal Requirement adversely affects (more than to a de minimis extent) Tenant’s use and enjoyment of the Premises and access thereto.

ARTICLE 10

SUBORDINATION

10.1 The rights of Tenant under this Lease shall be and are subject and subordinate at all times to all ground leases, and/or underlying leases, if any, now or hereafter in force against the Property, and to each and every mortgage that may now or hereafter be placed by Landlord on its interest in the Property, and to all increases, renewals, modifications, consolidations, replacements and extensions thereof. This Article 10 is self-operative and no further instrument of subordination shall be required. In confirmation of such subordination Tenant shall promptly execute such further instruments as may be reasonably requested by Landlord. Tenant hereby irrevocably appoints Landlord as attorney-in-fact for Tenant with full power and authority to execute and deliver in the name of Tenant any such instrument or instruments if Tenant fails to execute the same within ten (10) business days after request. To the extent not so provided by applicable Legal Requirements, in the event of the enforcement by such mortgagee or lessor of the remedies provided for by Legal Requirements or by the mortgage or lease, if such mortgagee or lessor or any successors or assigns of such mortgagee or lessor shall, at its or their sole option, succeed to the interest of Landlord under this Lease, whether through possessory or foreclosure action or a deed in lieu of foreclosure or otherwise, and this Lease shall not be terminated or affected by such foreclosure or any such proceedings, Tenant, at the election of such mortgagee or lessor or its successors or assigns, shall attorn to and recognize such mortgagee or lessor (or its successors or assigns) as its landlord upon the terms, covenants, conditions and agreements contained in this Lease to the same extent and in the same manner as if this Lease was a direct lease between such mortgagee or lessor (or its successors or assigns) and Tenant, except that such mortgagee or lessor (or its successors or assigns), whether or not it shall have succeeded to the interest of Landlord under this Lease, shall not (i) have any liability for refusal or failure to perform or complete any work required to be performed by Landlord under this Lease to prepare the Premises for occupancy in accordance with the provisions of this Lease or otherwise, (ii) be liable for any act, omission or default of any prior landlord under this Lease except for a default continuing after any such succession, (iii) be subject to any offsets, claims or defenses which shall have heretofore accrued to Tenant against any prior landlord under this Lease, (iv) be bound by any rent or additional rent which Tenant might have paid to any prior landlord for more than one (1) month in advance, (v) be liable for the return of any security deposit unless such security shall actually be received by such superior mortgagee or superior lessor and/or (vi) be bound by any cancellation, abridgement, surrender, modification or amendment of this Lease, without the prior written consent of such mortgagee or lessor or such successor in interest. Upon request by said successor in interest, Tenant shall execute and deliver an instrument or instruments confirming such attornment.

ARTICLE 11

PROPERTY LOSS, DAMAGE, REIMBURSEMENT, INDEMNITY

11.1 Subject to the terms of Section 12.6, Landlord shall indemnify, defend and hold harmless Tenant and Tenant’s past, present and future directors, officers, employees or agents, in each case in their respective capacities as such, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Tenant Party”) (except to the extent any claim arises from the gross negligence or willful misconduct of Tenant or any Tenant Party) against and from all liabilities, obligations, damages, penalties, claims, costs and expenses including reasonable attorneys’ fees and disbursements, paid, suffered or incurred by the Tenant Party in connection with, relating to, arising out of or resulting from, directly or indirectly, any of the following items (without duplication): (i) all claims of whatever nature against Tenant or any Tenant Party arising from any gross negligence or willful misconduct of Landlord, any Landlord Party (as hereinafter defined) or Landlord’s contractors, licensees, agents, servants, employees, invitees or visitors; (ii) the gross negligence or willful acts of Landlord, any Landlord Party and any of Landlord’s agents, contractors, employees, invitees, guests or licensees or any other person or entity claiming by, through or under Tenant; and (iii) any breach, violation or non-performance of any covenant, condition or agreement in this Lease set forth and contained on the part of Landlord to be fulfilled, kept, observed and performed. In case any action or proceeding is brought against Tenant by reason of any such claim, Landlord, upon notice from Tenant will, at Landlord’s expense, resist or defend such action or proceeding by counsel approved by Tenant in writing, such approval not to be unreasonably withheld or delayed (it being agreed that counsel to Landlord’s insurance carrier is acceptable). In connection with such indemnity, (a) Tenant shall endeavor to promptly notify Landlord of the relevant claim or action (it being agreed that the timing of said notice shall not be a condition to the effectiveness of the foregoing indemnity), (b) Tenant shall reasonably cooperate with Landlord in Landlord’s defense of such claim or action, provided that Tenant shall not incur any expense thereby, (c) prior to Tenant’s settlement of any such claim or action, Tenant shall request Landlord’s consent thereto, such consent not to be unreasonably withheld, conditioned or delayed and (d) if Landlord shall request that Tenant settle such claim or action, and Landlord shall deliver to Tenant the necessary funds to do so (together with all other amounts due or payable to Landlord in connection with this indemnity), Tenant shall accede to such request in any case where the only relief being sought by the claimant or plaintiff in any proposed settlement is monetary damages and Tenant and the Tenant Parties are absolutely and unconditionally released in connection therewith. If at any time any windows of the Premises are temporarily closed, darkened or bricked up (or permanently closed, darkened or bricked up, if required by law) for any reason whatsoever including, but not limited to Landlord’s own acts, Landlord shall not be liable for any damage Tenant may sustain thereby and Tenant shall not be entitled to any compensation therefor nor abatement or diminution of rent nor shall the same release Tenant from its obligations hereunder nor constitute an eviction.

11.2 Subject to the terms of Section 12.6, Tenant shall indemnify, defend and hold harmless Landlord and Landlord’s past, present and future directors, officers, employees or agents, in each case in their respective capacities as such, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Landlord Party”) (except to the extent any claim arises from the gross negligence or willful misconduct of Landlord or any Landlord Party) against and from all liabilities, obligations, damages, penalties, claims, costs and expenses including reasonable attorneys’ fees and disbursements, paid, suffered or incurred by Landlord Party in connection with, relating to, arising out of or resulting from, directly or indirectly, any of the following items (without duplication): (i) any breach by Tenant, Tenant’s agents, contractors, employees, invitees, guests or licensees, of any covenant or condition of this Lease on Tenant’s part to be performed; (ii) the gross negligence or willful misconduct of Tenant, any Tenant Party and any of Tenant’s agents, contractors, employees, invitees, guests or licensees or any other person or entity claiming by, through or under Tenant; (iii) the use or occupancy of the Premises, the Licensed Space and/or the Common Areas by Tenant, any Tenant Party or any person or entity claiming by, through or under Tenant; (iv) any acts, omissions or gross negligence of Tenant, any Tenant Affiliate or any such person or entity, or the contractors, agents, employees, invitees or licensees of Tenant or any such person or entity, in or about the Property, the Licensed Space or the Common Areas; or (v) any Alteration, work or thing whatsoever done, or any condition created by Tenant, any Tenant Affiliate or any such person or entity, or the contractors, agents, employees, invitees or licensees of Tenant or any such person or entity, in or about the Property, the Licensed Space or the Common Areas. Tenant shall pay to Landlord as Additional Rent, within twenty (20) days following rendition by Landlord to Tenant of bills or statements therefor, sums equal to all losses, costs, liabilities, claims, damages, fines, penalties and expenses referred to in this Section 11.2. Tenant’s liability under this Lease extends to the acts and omissions of any subtenant, and any agent, contractor, employee, invitee or licensee of any subtenant or any person or entity claiming by, through or under any subtenant. In case any action or proceeding is brought against Landlord by reason of any such claim, Tenant, upon notice from Landlord, will, at Tenant’s expense, resist or defend such action or proceeding by counsel approved by Landlord in writing, such approval not to be unreasonably withheld or delayed (it being agreed that counsel to Tenant’s insurance carrier is acceptable). In connection with such indemnity, (a) Landlord shall endeavor to promptly notify Tenant of the relevant claim or action (it being agreed that the timing of said notice shall not be a condition to the effectiveness of the foregoing indemnity), (b) Landlord shall reasonably cooperate with Tenant in Tenant’s defense of such claim or action, provided that Landlord shall not incur any expense thereby, (c) prior to Landlord’s settlement of any such claim or action, Landlord shall request Tenant’s consent thereto, such consent not to be unreasonably withheld, conditioned or delayed and (d) if Tenant shall request that Landlord settle such claim or action, and Tenant shall deliver to Landlord the necessary funds to do so (together with all other amounts due or payable to Landlord in connection with this indemnity), Landlord shall accede to such request in any case where the only relief being sought by the claimant or plaintiff in any proposed settlement is monetary damages and Landlord and parties related to Landlord are absolutely and unconditionally released in connection therewith.

11.3 Tenant shall look only to Landlord’s estate and interest in the Buildings (or the net proceeds of any sale thereof) for the satisfaction of Tenant’s remedies or for the collection of a judgment (or other judicial process) requiring the payment of money by Landlord in the event of any default by or liability of Landlord under this Lease, and no other property or assets of Landlord and no property of any officer, member, employee, director, shareholder, partner or principal of Landlord shall be subject to levy, execution or other enforcement procedure for the satisfaction of Tenant’s remedies under or with respect to this Lease, the relationship of Landlord and Tenant hereunder or Tenant’s use or occupancy of the Premises or the Licensed Space.

11.4 Notwithstanding anything contained in this Lease to the contrary, neither Landlord nor Tenant shall be liable to the other in connection with any matter arising from or relating to this Lease for any consequential, special or indirect damages.

11.5 The provisions of this Article 11 shall survive the expiration or sooner termination of this Lease.

ARTICLE 12

DESTRUCTION, FIRE AND OTHER CASUALTY

12.1 If the Premises or any part thereof shall be damaged by fire or other casualty, Tenant shall give immediate notice thereof to Landlord and this Lease shall continue in full force and effect except as hereinafter set forth.

12.2 If the Premises or any part thereof shall be damaged or rendered untenantable by fire or other casualty and this Lease is not terminated pursuant to any provision of this Article 12, Landlord shall proceed, with reasonable diligence after the collection of the insurance proceeds attributable to such damage, to repair or cause to be repaired such damage to the Premises but only to the extent not a part of any Alterations or otherwise not the responsibility of Tenant under this Lease to construct, install, repair, replace and/or maintain. All repairs to the Premises required by reason of such fire or other casualty that are not the responsibility of Landlord hereunder shall be performed by Tenant, at its sole cost and expense, promptly and with due diligence unless this Lease shall have been terminated pursuant to this Article 12, in which event Tenant need not make such repairs. Except as provided in Section 12.8, the Minimum Rent and the Additional Rent payable under Article 5 shall be equitably abated to the extent that the Premises shall have been rendered untenantable, such abatement to be from the date of such damage to the date the repairs required hereinabove to be performed by Landlord shall have been substantially completed; provided, however, should Tenant reoccupy a portion of the Premises for the conduct of Tenant’s business prior to the date such repair work shall have been substantially completed, the Minimum Rent and the Additional Rent payable under Article 5 allocable to such reoccupied portion of the Premises, based upon the proportion which the occupied portion of the Premises bears to the total area of the Premises, shall be payable by Tenant from the date of such occupancy.

12.3 If the Premises are rendered wholly unusable or if a substantial part (i.e., more than seventy-five percent (75%)) of the Premises shall be damaged, either Landlord or Tenant may elect to terminate this Lease by notice to the other party given within ninety (90) days after such fire or casualty specifying a date for the expiration of this Lease, which date shall not be more than sixty (60) days after the giving of such notice, and upon the date specified in such notice the term of this Lease shall expire as fully and completely as if such date were the date set forth above for the expiration of this Lease and Tenant shall forthwith quit, surrender and vacate the Premises without prejudice however, to Landlord’s rights and remedies against Tenant under the provisions hereof in effect prior to such termination, and any rent owing shall be paid up to the date of such casualty and, provided Tenant is not otherwise in default hereunder beyond the expiration of any applicable notice and/or cure period, any payments of rent made by Tenant which were on account of any period subsequent to such date shall be returned to Tenant.

12.4 Notwithstanding anything herein to the contrary, if the Premises are totally or substantially damaged (or rendered unusable for the ordinary conduct of Tenant’s business) by a fire or other casualty at any time during the Term and provided this Lease is not terminated by Landlord or Tenant as provided in this Article 12, if either (i) Landlord shall not have commenced repairs as provided in Section 12.2 within sixty (60) days after Landlord’s collection of insurance proceeds or (ii) Landlord has not completed the making of the repairs required by it to be made under Section 12.2 within twelve (12) months from the date of such fire or other casualty, with such additional time after such date, as shall equal the aggregate period Landlord may have been delayed in doing so by force majeure or adjustment of insurance, as applicable, Tenant, within twenty (20) days after the date on which such applicable time period expires, may serve notice on Landlord of its intention to terminate this Lease, and if within said twenty (20) day period, Landlord shall not have so commenced repairs or substantially completed the making of such required repairs, as the case may be, this Lease shall terminate on the expiration of such twenty (20) day period as if such termination date were the Expiration Date and Tenant shall forthwith quit, surrender and vacate the Premises without prejudice, however, to each party’s rights and remedies against the other under the provisions hereof in effect prior to such termination, and any rent owing shall be paid up to the date of such casualty and, provided that Tenant is not otherwise in default hereunder beyond the expiration of any applicable notice and/or cure period, any payments of rent made by Tenant which were on account of any period subsequent to such date shall be returned to Tenant.

12.5 Unless Landlord shall serve a termination notice as provided for herein or this Lease is terminated by Tenant pursuant to Section 12.3 or Section 12.4, Tenant shall cooperate with Landlord’s restoration obligations by removing from the Premises as promptly as reasonably possible, all of Tenant’s salvageable inventory and movable equipment, furniture, and other property.

12.6 Nothing contained hereinabove shall relieve Tenant from liability that may exist as a result of damage from fire or other casualty. Notwithstanding the foregoing, each party shall look first to any insurance in its favor before making any claim against the other party for recovery for loss or damage resulting from fire or other casualty, and, except as provided in Section 12.8, to the extent that such insurance is in force and collectible and to the extent permitted by law, Landlord and Tenant each hereby releases and waives all right of recovery against the other or any one claiming through or under each of them by way of subrogation or otherwise. The foregoing release and waiver shall be in force only if both releasors’ insurance policies contain a clause providing that such a release or waiver shall not invalidate the insurance and also, provided that such a policy can be obtained without additional premiums.

12.7 Tenant acknowledges that Landlord will not carry insurance on Tenant’s furniture, furnishings and other personal property or any Alterations installed by or on behalf of Tenant and agrees that Landlord will not be obligated to repair any damage thereto or replace the same and unless this Lease is terminated as provided in this Article 12, Tenant shall promptly repair, restore and/or replace the same regardless if the insurance proceeds therefor are sufficient for the same.

12.8 Notwithstanding any of the foregoing provisions of this Article 12, if and to the extent by reason of some wrongful act on the part of Tenant or any of its employees, agents, contractors, subcontractors, licensees or concessionaires after the occurrence of a casualty which wrongful act is not cured prior to the expiration of any applicable notice and/or cure period, either (i) Landlord shall be unable to collect all of the insurance proceeds (including rent insurance proceeds) applicable to damage or destruction of the Premises or any Building by fire or other casualty or (ii) the Premises or any Building shall be damaged or destroyed or rendered completely or partially untenantable on account of fire or other casualty, then, without prejudice to any other remedy which may be available against Tenant, (a) the abatement of rent provided for in this Article 12 shall not be effective to the extent of the uncollected insurance proceeds and (b) Landlord shall have no obligation to make any repairs whatsoever to the portions of the Premises required to be repaired by Landlord under Section 12.2 hereof.

ARTICLE 13

EMINENT DOMAIN

If the whole or any material part of the Premises shall be acquired or condemned by eminent domain for any public or quasi-public use or purpose, then and in that event, the term of this Lease shall cease and terminate from the date of title vesting in such proceeding and Tenant shall have no claim for the value of any unexpired term of this Lease. Tenant acknowledges that Landlord shall be entitled to receive the entire compensation or award therefor. Notwithstanding the foregoing, Tenant may make a separate claim in any eminent domain proceeding (affecting all or any portion of the Premises) solely for the then value of Tenant’s property and/or for any moving expenses incurred by Tenant in connection therewith, provided that such award shall not result in a reduction of the award made to Landlord in connection therewith. If only a non-material part of the Premises shall be acquired or condemned by eminent domain as aforesaid and this Lease shall not be terminated, this Lease and the term of this Lease shall continue in full force and effect, provided, however, that from and after the date of the vesting of title, the Minimum Rent and Additional Rent shall be equitably reduced to include only that portion of the Premises that was not acquired or condemned by eminent domain.

ARTICLE 14

ASSIGNMENT, SUBLETTING, ETC.

14.1 Tenant expressly agrees that neither this Lease nor any part hereof, shall, by operation of law or otherwise, be assigned, mortgaged, pledged, encumbered or otherwise transferred (a “Transfer”) by Tenant, Tenant’s legal representatives or successors in interest and neither the Premises, nor any part thereof, nor any Tenant’s property shall be encumbered in any manner by reason of any act or omission on the part of Tenant or anyone claiming under or through Tenant, or shall be sublet or be used, occupied or utilized for concession or desk space or for mailing privileges by anyone other than Tenant, without the prior consent of Landlord in each instance except as otherwise expressly provided in this Article 14. For purposes of this Article 14, (i) the issuance of interests in Tenant (whether stock, partnership interests, interests in a limited liability company or otherwise) to any person or group of related persons, whether in a single transaction or a series of related or unrelated transactions, in such quantities that after such issuance control of Tenant or the ability effectively to control or direct the business decisions of Tenant, directly or indirectly, shall have changed, shall be deemed an assignment of this Lease, as the case may be, (ii) a Transfer of more than 50% in beneficial interest of Tenant (whether stock, partnership interests, interests in a limited liability company or otherwise) by any party or parties in interest whether in a single transaction or a series of related or unrelated transactions shall be deemed an assignment of this Lease, (iii) a take-over agreement shall be deemed an assignment of this Lease and (iv) any person or legal representative of Tenant, to whom Tenant’s interest under this Lease passes by operation of law, or otherwise, shall be bound by the provisions of this Article 14. Any assignment (or deemed assignment), sublease (or deemed sublease), license, concession, mortgage, pledge, encumbrance or transfer by Tenant in contravention of this Article 14 shall be void. Notwithstanding the foregoing, if Tenant is a corporation whose stock is publicly traded on a nationally recognized stock exchange (including, without limitation, an initial public offering), then the issuance of stock or one or more transfers of stock or other beneficial interest in Tenant (whether or not more than 50% of the stock or other beneficial interest in Tenant is so transferred other than to those deemed “insiders” within the meaning of the Securities Exchange Act of 1934, as amended) which is effected through “over-the-counter market” or through any recognized stock exchange shall not constitute an assignment hereunder.

14.2 If this Lease be assigned, or if the Premises or any part thereof be underlet or occupied by anybody other than Tenant, whether or not in violation of this Article 14, Landlord may, after default by Tenant, collect rent from the assignee, under-tenant or occupant, and apply the net amount collected to the rent herein reserved, but no such assignment, underletting, occupancy or collection shall be deemed a waiver of this covenant, or the acceptance of the assignee, under-tenant or occupant as tenant, or a release of Tenant from the further performance by Tenant of covenants on the part of Tenant herein contained. The consent by Landlord to an assignment or underletting shall not in any way be construed to relieve Tenant from obtaining the express consent in writing of Landlord to any further assignment or underletting except to the extent such consent is not required under the express terms of this Article 14.

14.3 In connection with any request for consent to an assignment of this Lease or the subletting of the Premises in whole or in part, Tenant shall provide Landlord with all information reasonably requested by Landlord, including but not limited to, financial reports with respect to such proposed assignee or subtenant.

14.4 (a) No assignment or sublease shall be valid, and no assignee or subtenant shall take possession of the Premises until an executed counterpart of such assignment or sublease has been delivered to Landlord, which sublease or assignment agreement, as applicable, shall be in form reasonably satisfactory to Landlord and shall comply with the applicable provisions of this Article 14.

(b) Each sublease shall expressly provide that it is subject and subordinate to this Lease and to the matters to which this Lease is or shall be subordinate, and that, in the event of any termination, re-entry, or dispossess by Landlord under this Lease, Landlord may, at its option, take over all of the right, title and interest of Tenant as sublandlord under such sublease, and such subtenant shall, at Landlord’s option, attorn to Landlord pursuant to the then executory provisions of such sublease, except that Landlord shall not (i) be liable for any previous act or omission of Tenant under such sublease, (ii) be subject to any offset, not expressly provided in such sublease, that theretofore accrued to such subtenant against Tenant or (iii) be bound by any previous modification of such sublease not approved in writing by Landlord or by any prepayment of more than one month’s minimum rent or any additional rent then due.

(c) Any assignment or transfer shall be made only if, and shall not be effective until, the assignee shall execute, acknowledge and deliver to Landlord an agreement, in form and substance reasonably satisfactory to Landlord, whereby the assignee shall assume all of the obligations of this Lease on the part of Tenant to be performed or observed.

14.5 Notwithstanding any provision to the contrary contained herein, Tenant may, without obtaining Landlord’s consent (but subject to compliance with the requirements of this Section 14.5), (i) assign or transfer this Lease to a corporation or other entity into which Tenant shall be merged or consolidated (a “successor entity”) or an entity which acquires all or substantially all of the assets, stock, or other equity interest of Tenant (an “acquiring entity”) or (ii) sublet the entire Premises to an entity which controls, is controlled by, or is under common control with Tenant (a “related entity”), provided that in all such cases: (a) Tenant shall not be in default hereunder beyond the expiration of any applicable notice and/or cure period at the time of such assignment, transfer or sublease; (b) the principal purpose of such transfer or acquisition is not the acquisition of Tenant’s interest in this Lease and is not made to circumvent the provisions of this Article 14; (c) in the case of an assignment to a successor entity or acquiring entity, reasonably satisfactory proof has been delivered to Landlord demonstrating that such successor entity or acquiring entity has a net worth immediately following such merger or acquisition computed in accordance with generally accepted accounting principles at least equal to the net worth of Tenant herein named on the date of this Lease; (d) in the case of a subletting to a related entity, the rights granted to Tenant and such related entity pursuant to this Section 14.5 shall be for only so long as such person or entity shall remain a related entity and at such time as such person or entity shall no longer be a related entity the rights accorded to Tenant by this Section 14.5 shall not apply and Tenant shall promptly comply with all of the terms and conditions of this Article 14, and (e) in the event of an assignment, there shall have been delivered to Landlord, at least ten (10) days after the effective date of such assignment, an instrument in form and substance reasonably satisfactory to Landlord, duly executed by the assignee, in which such assignee assumes (as of the effective date of such assignment) observance of and performance of, and agrees to be bound by, all of the terms, covenants and conditions of this Lease on Tenant’s part to be performed.

14.6 Notwithstanding any provision to the contrary contained herein, Tenant may, without obtaining Landlord’s consent (but subject to compliance with the requirements of this Section 14.6) enter into desk sharing arrangements (each, a “Desk Sharing Arrangement”), provided that in all such cases: (a) Tenant shall not be in default hereunder beyond the expiration of any applicable notice and/or cure period at the time of such Desk Sharing Arrangement; (b) such arrangement shall be subject and subordinate to the terms of this Lease; (c) such arrangement will terminate automatically upon a default by Tenant occurring and continuing beyond any applicable notice and cure period under this Lease; (d) the party under the Desk Sharing Arrangement shall use the Premises in conformity with all applicable provisions of this Lease; (e) in no event shall the use of any portion of the Premises by any entity under any Desk Sharing Arrangement create or be deemed to create any right, title or interest in or to the Premises for such entity; (f) the portion(s) of the Premises occupied by such party(ies) and the portion of the Premises occupied by Tenant shall not be, and shall not be required by law to be, separated by demising walls so as to create separate entrances from the elevator landing or public corridors; (g) the aggregate space covered by all Desk Sharing Arrangements shall not be more than fifteen percent (15%) of the rentable square footage of the Premises, in the aggregate; and (h) no such arrangement shall be deemed to release Tenant from any of its obligations and liabilities hereunder.

14.7 In no event shall any assignment or subletting (including any assignment not requiring Landlord’s consent hereunder) release or relieve Tenant from its obligations fully to perform all of the terms, covenants and conditions of this Lease on Tenant’s part to be performed.

14.8 Tenant shall reimburse Landlord (whether or not the proposed transaction is consummated), within ten (10) days after demand, for all reasonable costs incurred by Landlord in connection with any assignment (whether or not Landlord’s consent is required therefor) or sublease, including the costs of making investigations as to the acceptability of the proposed assignee or subtenant (or whether such proposed assignee or subtenant satisfies the conditions set forth in this Article 14) and reasonable attorney’s fees and disbursements incurred in connection with the granting or reviewing of any matters reasonably related to any such assignment, subletting or other transfer.

ARTICLE 15

ACCESS TO PREMISES

15.1 Subject to the provisions of Section 15.2, Landlord or Landlord’s agents shall have the right (but shall not be obligated) to enter the Premises and the Licensed Space in any emergency at any time, and, at other reasonable times, upon reasonable prior notice to Tenant, to examine the same, to confirm Tenant’s compliance with the terms and provisions of this Lease, and/or to make such repairs, replacements and improvements as Landlord may perform pursuant to the terms of Section 8.1, or which Landlord may deem necessary or reasonably desirable to the Premises, the Licensed Space or to any other portion of the Building or which Landlord may elect to perform following Tenant’s failure to make repairs or perform any work which Tenant is obligated to perform under this Lease (after the expiration of any applicable notice and/or cure period), or for the purpose of complying with Legal Requirements or other directions of governmental authorities. Landlord shall repair, at Landlord’s expense, any actual damage caused by Landlord during the course of such work and/or entry into the Premises, and shall restore the Premises as nearly as reasonably practicable to the condition existing prior to such installation but in no event shall Landlord be obligated to employ overtime labor or to incur any extraordinary expenses in connection therewith. Tenant shall permit Landlord to erect, use and maintain ducts, pipes and conduits in and through the Premises and the Licensed Space and to erect new pipes and conduits therein, provided, however, that (i) to the extent reasonably possible (without the expenditure of any extraordinary expense), any such ducts, pipes or conduits installed in or through any portion of the Premises where there is no drop ceiling shall either be concealed behind, beneath or within partitioning, columns, ceilings or floors located in the Premises, or completely furred at points immediately adjacent to partitioning, columns, ceilings or floors located in the Premises, (ii) the installation of any such pipes, ducts, or conduits, when completed, shall not reduce the usable area of the Premises beyond a de minimis amount and (iii) Landlord shall repair any damage caused by Landlord to the Premises as a result of any such installations. Landlord may, during the progress of any work in the Premises and the Licensed Space, take all necessary materials and equipment into the Premises and the Licensed Space, as applicable, without the same constituting an eviction nor shall Tenant be entitled to any abatement of rent while such work is in progress nor to any damages by reason of loss or interruption of business or otherwise. Throughout the term hereof but subject to the provisions of Section 15.2, Landlord shall have the right to enter the Premises at reasonable hours, upon reasonable prior notice to Tenant, for the purpose of showing the same to (i) prospective purchasers or mortgagees of the Building or (ii) to any other persons to the extent such showing relates to sustainable design efforts, improvements, and/or initiatives at the Campus. During the last year of the Term, Landlord shall have the right to enter the Premises at reasonable hours, upon reasonable prior notice to Tenant, for the purpose of showing the same to prospective tenants. If Tenant is not present to open and permit an entry into the Premises or the Licensed Space, Landlord or Landlord’s agents may enter the same whenever such entry may be necessary or permissible by master key or forcibly (in the event of any emergency) and provided reasonable care is exercised to safeguard Tenant’s property and such entry shall not render Landlord or its agents liable therefor, nor in any event shall the obligations of Tenant hereunder be affected except that Landlord shall promptly repair any damage caused by Landlord as a result thereof. Landlord shall have the right at any time (including, without limitation, in connection with any repairs, replacements and improvements that Landlord may perform pursuant to the terms of Section 8.1(a) hereof), without the same constituting an eviction and without incurring liability to Tenant therefor to change the arrangement, design and/or location of public entrances, storefronts, passageways, doors, doorways, corridors, elevators, stairs, toilets, or other public parts of any Building and to change the name, number or designation by which a Building may be known, provided that any such change does not diminish Tenant’s means of access to the Premises beyond a de minimis extent. In connection with any access under this Article 15, Landlord agrees to use commercially reasonable efforts to minimize interference with Tenant’s use and occupancy of the Premises; provided that in no event shall Landlord be required to utilize overtime or premium pay labor or incur any extraordinary costs in connection therewith.

15.2 Tenant shall have the right to reasonably designate, by written notice to Landlord, certain areas of the Premises (including any area containing a safe, financial information or information relating to Tenant’s product research and development) as secure areas (each, a “Secure Area”). Tenant shall have the right to have a representative accompany Landlord (and persons authorized by Landlord) during any entry into the Secure Area (except in an emergency), which representative Tenant agrees to make available upon Landlord’s reasonable request. Landlord agrees to keep all information obtained by it during any entry into a Secure Area confidential and shall use commercially reasonable efforts to comply and cause its employees and contractors to comply with any controls instituted by Tenant to prevent the disclosure of confidential information contained in any Secure Area. In furtherance of the foregoing, upon Tenant’s request, Landlord shall and shall cause any of its contractors seeking to access any portion of the Secure Area to execute and deliver a confidentiality agreement in form and substance reasonable acceptable to Tenant and the party intending to access such Secure Area.

ARTICLE 16

VAULT, VAULT SPACE, AREA

No vaults, vault space or area, whether or not enclosed or covered, not within the property line of the Buildings is leased hereunder, anything contained in or indicated on any sketch, blue print or plan or anything contained elsewhere in this Lease to the contrary notwithstanding. Landlord makes no representation as to the location of the property line of the Buildings. All vaults and vault space and all such areas not within the property line of the Buildings, which Tenant may be permitted to use and/or occupy, is to be used and/or occupied under a revocable license, and if any such license be revoked, or if the amount of such space or area be diminished or required by any federal, state or municipal authority or public utility, Landlord shall not be subject to any liability nor shall Tenant be entitled to any compensation or diminution or abatement of rent, nor shall such revocation, diminution or requisition be deemed constructive or actual eviction. Any tax, fee or charge of municipal authorities for such vault or area shall be paid by Tenant.

ARTICLE 17

BANKRUPTCY

17.1 Neither Tenant’s interest in this Lease, nor any estate hereby created in Tenant nor any interest herein or therein, shall pass to any debtor-in-possession, trustee, or receiver or assignee for the benefit of creditors or otherwise by operation of law except as may specifically be provided pursuant to the provisions of the Bankruptcy Code, 11 U.S.C.§ 101 et seq. (the “Bankruptcy Code”). If this Lease is assigned to any person or entity pursuant to the Bankruptcy Code, any and all consideration payable or otherwise to be delivered in connection with such assignment shall be paid or delivered to Landlord, shall be and remain the exclusive property of Landlord and shall not constitute property of Tenant or of the estate of Tenant within the meaning of the Bankruptcy Code. Any and all monies and other consideration constituting Landlord’s property under the preceding sentence not paid or delivered to Landlord shall be held in trust for the benefit of Landlord and be promptly paid to or turned over to Landlord.

17.2 Anything elsewhere in this Lease to the contrary notwithstanding, this Lease may be cancelled by Landlord by the sending of a notice to Tenant within a reasonable time after the happening of any one or more of the following events: (i) the commencement of a case in bankruptcy or under the laws of any state naming Tenant as the debtor; which case shall not have been dismissed within ninety (90) days after the institution thereof, or (ii) the making by Tenant of an assignment or any other arrangement for the benefit of creditors under any state statute. Neither Tenant nor any person claiming through or under Tenant, or by reason of any statute or order of court, shall thereafter be entitled to possession of the Premises but shall forthwith quit and surrender the Premises. If this Lease shall be assigned in accordance with its terms, the provisions of this Article 17 shall be applicable only to the party then owning Tenant’s interest in this Lease.

17.3 It is stipulated and agreed that in the event of the termination of this Lease pursuant to Section 17.2 hereof, Landlord shall forthwith, notwithstanding any other provisions of this Lease to the contrary, be entitled to recover from Tenant as and for liquidated damages an amount equal to the difference between the rent reserved hereunder for the unexpired portion of the term demised for the same period. In the computation of such damages the difference between any installment of rent becoming due hereunder after the date of termination and the fair and reasonable rental value of the Premises for the period for which such installment was payable shall be discounted to the date of termination at the rate of four percent (4%) per annum. If such premises or any part thereof shall be re-let by Landlord for the unexpired term of this Lease, or any part thereof, before presentation of proof of such liquidated damages to any court, commission or tribunal, the amount of rent reserved upon such re-letting shall be deemed to be the fair and reasonable rental value for the part or the whole of the Premises so re-let during the term of the re-letting. Nothing herein contained shall limit or prejudice the right of Landlord to prove for and obtain as liquidated damages by reason of such termination, an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, such damages are to be proved, whether or not such amount be greater, equal to, or less than the amount of the difference referred to above.

ARTICLE 18

DEFAULT

18.1 If Tenant defaults in fulfilling any of the covenants of this Lease other than the covenants for the payment of Minimum Rent or additional rent; or if the Premises are abandoned; or if any execution or attachment shall be issued against Tenant or any of Tenant’s property whereupon the Premises shall be taken or occupied by someone other than Tenant without Landlord’s express consent; then, in any one or more of such events, upon Landlord serving a thirty (30) days’ notice upon Tenant specifying the nature of said default and upon the expiration of said thirty (30) days, if Tenant shall have failed to comply with or remedy such default, or if the said default or omission complained of shall be of a nature that the same cannot be completely cured or remedied within said thirty (30) day period, and if Tenant shall not have diligently commenced curing such default within such applicable period, and shall not thereafter, to the extent permitted, with reasonable diligence and in good faith proceed to remedy or cure such default, then Landlord may serve a three (3) business days’ notice of cancellation of this Lease upon Tenant and upon the expiration of said three (3) business days, this Lease and the term hereunder shall end and expire as fully and completely as if the expiration of such three (3) business day period were the day herein definitely fixed for the end and expiration of this Lease and the term thereof and Tenant shall then quit and surrender the Premises to Landlord but Tenant shall remain liable as hereinafter provided.

18.2 If the notice provided for in Section 18.1 hereof shall have been given, and the term shall expire as aforesaid; or if Tenant shall make default in the payment of the Minimum Rent reserved herein or any item of additional rent herein mentioned or any part of either or in making any other payment herein required and such default shall not be cured within five (5) days after the delivery of notice from Landlord to Tenant with respect thereto; then and in any of such events Landlord may without further notice, re-enter the Premises either by force (but only to the extent permitted under applicable Legal Requirements) or otherwise, and dispossess Tenant by summary proceedings or otherwise, and the legal representative of Tenant or other occupant of demised premises and remove their effects and hold the Premises as if this Lease had not been made, and Tenant hereby waives the service of notice of intention to re-enter or to institute legal proceedings to that end. If Tenant shall make default hereunder prior to the date fixed as the commencement of any renewal or extension of this Lease, Landlord may cancel and terminate such renewal or extension agreement by notice. The words “re-enter” and “re-entry” as used in this Lease are not restricted to their technical legal meaning.

ARTICLE 19

REMEDIES OF LANDLORD AND WAIVER OF REDEMPTION

19.1 In case of any such default beyond the expiration of any applicable notice and/or cure period, re-entry, expiration and/or dispossess by summary proceedings or otherwise, (i) the rent shall become due thereupon and be paid up to the time of such re-entry, dispossess and/or expiration, together with such expenses as Landlord may incur for attorneys’ fees and disbursements, brokerage, and/or putting the Premises in good order, or for preparing the same for re-rental; (ii) Landlord may (but without any obligation to do so) re-let the Premises or any part or parts thereof, either in the name of Landlord or otherwise, for a term or terms, which may at Landlord’s option be less than or exceed the period which would otherwise have constituted the balance of the term of this Lease and may grant concessions or free rent or charge a higher rental than that in this Lease, and/or (iii) Tenant or the legal representatives of Tenant shall also pay Landlord as liquidated damages for the failure of Tenant to observe and perform said Tenant’s covenants herein contained, any deficiency between the rent hereby reserved and/or covenanted to be paid and the net amount, if any, of the rents collected on account of the lease or leases of the Premises for each month of the period which would otherwise have constituted the balance of the Term of this Lease. The failure of Landlord to re-let the Premises or any part or parts thereof shall not release or affect Tenant’s liability for damages. In computing such liquidated damages there shall be added to the said deficiency such expenses as Landlord may incur in connection with re-letting, such as legal expenses, attorneys’ fees and disbursements, brokerage, advertising and for keeping the Premises in good order or for preparing the same for re-letting. Any such liquidated damages shall be paid in monthly installments by Tenant on the rent day specified in this Lease and any suit brought to collect the amount of the deficiency for any month shall not prejudice in any way the rights of Landlord to collect the deficiency for any subsequent month by a similar proceeding. Landlord, in putting the Premises in good order or preparing the same for re-rental may, at Landlord’s option, make such alterations, repairs, replacements, and/or decorations in the Premises as Landlord, in Landlord’s sole judgment, considers advisable and necessary for the purpose of re-letting the Premises, and the making of such alterations, repairs, replacements, and/or decorations shall not operate or be construed to release Tenant from liability hereunder as aforesaid. Landlord shall in no event be liable in any way whatsoever for failure to re-let the Premises, or in the event that the Premises are re-let, for failure to collect the rent thereof under such re-letting, and in no event shall Tenant be entitled to receive any excess, if any, of such net rent collected over the sums payable by Tenant. Landlord shall have the right of injunction and the right to invoke any remedy allowed at law or in equity as if re-entry, summary proceedings and other remedies were not herein provided for. Mention in this Lease of any particular remedy shall not preclude Landlord from any other remedy in law or in equity. Tenant hereby expressly waives any and all rights of redemption granted by or under any present or future laws in the event of Tenant being evicted or dispossessed for any cause, or in the event of Landlord obtaining possession of demised premises, by reason of the violation by Tenant of any of the covenants and conditions of this Lease, or otherwise.

19.2 In the event this Lease is terminated pursuant to the provisions of Article 18 herein, then in addition to the remedies Landlord may have pursuant to Section 19.1 herein, Landlord may elect, at its option, to recover from Tenant, all damages it may incur by reason of such breach, including the cost of recovering the Premises and reasonable attorneys’ fees and expenses and shall be entitled to recover as and for liquidated damages, and not as a penalty, an amount equal to the difference between (1) the Minimum Rent, Additional Rent and charges equivalent to rent payable hereunder for the remainder of the stated Term and (2) the reasonable rental value of the Premises for the remainder of the stated term, both discounted at the rate of four (4%) percent per annum to present worth, all of which shall be immediately due and payable by Tenant. In determining the rental value of the Premises for such period, the rental realized by any reletting, if such reletting be accomplished by Landlord within a reasonable period of time after the termination of this Lease, shall be deemed prima facie to be the rental value. Landlord shall not be liable in any way whatsoever for its failure or refusal to relet the Premises or any part thereof, or if the Premises are so relet, for its failure to collect the rent under such reletting, and no refusal or failure to relet or failure to collect rent shall affect Tenant’s liability for damages or otherwise hereunder. Nothing herein contained shall limit or prejudice the right of Landlord to prove and obtain as liquidated damages by reason of such termination an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, such damages are to be proved, whether or not such amount be greater, equal to, or less than the amounts referred to herein.

ARTICLE 20

FEES AND EXPENSES

If Tenant shall default in the observance or performance of any term or covenant on Tenant’s part to be observed or performed under or by virtue of any of the terms or provisions in any Article of this Lease and such default shall continue after the expiration of any applicable notice and/or cure period, then, unless otherwise provided elsewhere in this Lease, Landlord may immediately or at any time thereafter and without notice perform the obligation of Tenant thereunder, and if Landlord, in connection therewith or in connection with any default by Tenant in the covenant to pay rent hereunder, makes any expenditures or incurs any obligations for the payment of money, including but not limited to reasonable attorneys’ fees and disbursements, in instituting, prosecuting or defending any action or proceeding, such sums so paid or obligations incurred with interest and costs shall be deemed to be additional rent hereunder and shall be paid by Tenant to Landlord within ten (10) days of rendition of any bill or statement to Tenant therefore, and if the Term shall have expired at the time of making of such expenditures or incurring of such obligations, such sums shall be recoverable by Landlord as damages.

ARTICLE 21

NO REPRESENTATIONS BY LANDLORD

Neither Landlord nor Landlord’s agents have made any representations or promises with respect to the physical condition of the Building, the Land, the Premises or the Licensed Space, the rents, leases, expenses of operation or any other matter or thing affecting or related to the Premises or the Licensed Space except as herein expressly set forth and no rights, easements or licenses are acquired by Tenant by implication or otherwise except as expressly set forth in the provisions of this Lease. Tenant has inspected the Buildings, the Premises and the Licensed Space and is thoroughly acquainted with their condition, and agrees to take the same “as is”. All understandings and agreements heretofore made between the parties hereto are merged in this Lease, which alone fully and completely expresses the agreement between Landlord and Tenant and any executory agreement hereafter made shall be ineffective to change, modify, discharge or effect an abandonment of it in whole or in part, unless such executory agreement is in writing and signed by the party against whom enforcement of the change, modification, discharge or abandonment is sought.

ARTICLE 22

END OF TERM

Upon the expiration or other termination of the term of this Lease, Tenant shall quit and surrender to Landlord the Premises, broom clean, vacant, in good order and condition, ordinary wear excepted, together with the Premises FF&E in good order and condition subject to ordinary wear, and Tenant shall perform any restoration obligation imposed upon Tenant pursuant to the terms hereof, including, without limitation, Article 7 and Article 36 and remove all of its personal property. Tenant’s obligation to observe or perform this covenant shall survive the expiration or other termination of this Lease. If the last day of the term of this Lease or any renewal thereof, falls on Sunday, this Lease shall expire at noon on the preceding Saturday unless it be a legal holiday in which case it shall expire on the preceding business day.

ARTICLE 23

QUIET ENJOYMENT

Landlord covenants and agrees with Tenant that upon Tenant paying the Minimum Rent and additional rent and observing and performing all the terms, covenants and conditions, on Tenant’s part to be observed and performed, Tenant may peaceably and quietly enjoy the Premises hereby demised, subject, nevertheless, to the terms and conditions of this Lease including, but not limited to, Article 29 hereof and to the ground leases, underlying leases and mortgages hereinbefore mentioned.

ARTICLE 24

NO WAIVER

The failure of Landlord or Tenant to seek redress for violation of, or to insist upon the strict performance of any covenant or condition of this Lease shall not prevent a subsequent act which would have originally constituted a violation from having all the force and effect of an original violation. The receipt by Landlord, or the payment by Tenant, of rent with knowledge of the breach of any covenant of this Lease shall not be deemed a waiver of such breach and no provision of this Lease shall be deemed to have been waived by Landlord or Tenant unless such waiver be in writing signed by the party to be charged with such waiver. No payment by Tenant or receipt by Landlord of a lesser amount than the monthly rent herein stipulated shall be deemed to be other than on account of the earliest stipulated rent, nor shall any endorsement or statement of any check or any letter accompanying any check or payment as rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such rent or pursue any other remedy in this Lease provided. No act or thing done by Landlord or Landlord’s agents during the term hereby demised shall be deemed an acceptance of a surrender of the Premises and no agreement to accept such surrender shall be valid unless in writing signed by Landlord. No employee of Landlord or Landlord’s agent shall have any power to accept the keys of the Premises prior to the termination of this Lease and the delivery of keys to any such agent or employee shall not operate as a termination of this Lease or a surrender of the Premises.

ARTICLE 25

DISPUTE RESOLUTION; WAIVER OF TRIAL BY JURY

25.1 Any dispute, controversy or claim arising out of or relating to this Lease (a “Dispute”), shall initially be referred to the Transition Committee (as defined in the Separation and Distribution Agreement) for resolution. If the Transition Committee is unable to resolve such Dispute within thirty (30) days, then either party may provide written notice thereof to the other party (the “Initial Notice”), and the parties shall thereafter attempt in good faith to negotiate a resolution of the Dispute. The negotiations shall be conducted by executives who hold, at a minimum, the title of vice president and who have authority to settle the Dispute. All such negotiations shall be confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.

25.2 In the event that a Dispute has not been resolved within sixty (60) days after receipt by a party of an Initial Notice, or within such longer period as the Parties may agree to in writing, then each party hereby agrees and consents to be subject to the jurisdiction of the [                     Court] of the Commonwealth of Pennsylvania in and for [Lancaster] County, or if the [                    ] Court lacks jurisdiction over such dispute, in any state or federal court having jurisdiction over the matter situated in [Lancaster] County, Pennsylvania, to resolve any such unresolved Dispute in any suit, action or proceeding seeking to enforce any provision of, or based on any other matter arising out of or in connection with, this Lease. Each of the parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the [                    ] Court of the Commonwealth of Pennsylvania in and for [Lancaster] County, or if the [                    ] Court lacks jurisdiction over such dispute, in any state or federal court having jurisdiction over the matter situated in [Lancaster] County, Pennsylvania, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Notwithstanding this Article 25, Landlord may seek injunctive relief from the [                     Court] of the Commonwealth of Pennsylvania in and for [Lancaster] County (or if the [                    ] Court lacks jurisdiction over such dispute, in any state or federal court having jurisdiction over the matter situated in [Lancaster] County, Pennsylvania) at any time after a breach by Tenant of any of its obligations under Section 2.2 of this Lease.

25.3 It is mutually agreed by and between Landlord and Tenant that the respective parties hereto shall and they hereby do waive trial by jury in any action, proceeding (except for personal injury or property damage) on any matters whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, Tenant’s use of or occupancy of the Premises or the Licensed Space, and any emergency statutory or any other statutory remedy. It is further mutually agreed that in the event Landlord commences any summary proceeding for possession of the Premises, Tenant will not interpose any counterclaim of whatever nature or description in any such proceeding (except such compulsory or mandatory counterclaims that would be waived if not raised in such proceeding).

ARTICLE 26

INABILITY TO PERFORM

This Lease and the obligation of Tenant to pay rent hereunder and perform all of the other covenants and agreements hereunder on part of Tenant to be performed shall in no way be affected, impaired or excused because Landlord is unable to perform any of its obligations under this Lease or to supply or is delayed in supplying any service expressly or impliedly to be supplied or is unable to make, or is delayed in making any repair, additions, alterations or decorations or is unable to supply or is delayed from so doing by reason of strike or labor troubles or any cause whatsoever including, but not limited to, government preemption in connection with a national emergency or by reason of any rule, order or regulation of any department or subdivision thereof of any government agency or by reason of the conditions of supply and demand which have been or are affected by war or other emergency.

ARTICLE 27

CAPTIONS

The captions are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope of this Lease nor the intent of any provision hereof.

ARTICLE 28

ADJACENT EXCAVATION – SHORING

If an excavation shall be made upon land adjacent to the Premises, or shall be authorized to be made, Tenant shall afford to the person causing or authorized to cause such excavation, license to enter upon the Premises for the purpose of doing such work as said person shall deem necessary to preserve the wall or the Buildings from injury or damage and to support the same by proper foundations without any claim for damages or indemnity against Landlord, or diminution or abatement of rent.

ARTICLE 29

COMPLIANCE

Tenant and Tenant’s servants, employees, agents, visitors, and licensees shall use the Premises, the Licensed Space and the Common Areas in a manner that is generally consistent with Landlord’s past practices (including Landlord’s past practices with respect to environmental, health and safety practices) unless otherwise agreed to by Landlord in writing. Nothing in this Lease contained shall be construed to impose upon Landlord any duty or obligation to enforce the terms, covenants or conditions in any other lease, as against any other tenant and Landlord shall not be liable to Tenant for violation of the same by any other tenant, its servants, employees, agents, visitors or licensees.

ARTICLE 30

SUCCESSORS AND ASSIGNS

The covenants, conditions and agreements contained in this Lease shall bind and inure to the benefit of Landlord and Tenant and their respective heirs, distributees, executors, administrators, successors, and except as otherwise expressly provided in this Lease, their assigns.

ARTICLE 31

INSURANCE

31.1 Tenant covenants and agrees to obtain on or before the Commencement Date and to keep in force during the Term (i) “all risk” property insurance covering all present and future property of Tenant, furniture and/or furnishings and any Alterations installed by or on behalf of Tenant, to a limit of not less than the full replacement value thereof, such insurance to include a replacement cost endorsement, and (ii) a commercial general liability insurance policy protecting against any liability whatsoever, occasioned by any occurrence on or about the Premises or any appurtenances thereto with limits of liability thereunder of not less than the amount of $5,000,000 per occurrence for bodily or personal injury (including death) and in the amount of $1,000,000 in respect of property damage. The insurance policies required hereunder shall be written by insurance companies authorized to do business in the Commonwealth of Pennsylvania and with AM Best Rating of A- or better and shall be in such limits as Landlord may reasonably require. All insurance required hereunder shall name Tenant as the insured and shall also name as additional insureds Landlord and such other parties as Landlord shall reasonably designate as additional insureds. The insurance required hereby may be carried under a blanket policy covering the Premises and other locations of Tenant, if any. Prior to the time such insurance is first required to be carried by Tenant and thereafter, no later than ten (10) days of renewal thereof, Tenant agrees to deliver to Landlord either a duplicate original of the aforesaid policies or a certificate evidencing such insurance, except that the property insurance referred to above, however, must be evidenced by delivery by Tenant to Landlord of the ACORD Form 27, Evidence of Property Insurance Form or its equivalent. Said certificates (including ACORD Form 27 or its equivalent) shall contain an endorsement that such insurance may not be cancelled except upon at least thirty (30) days’ prior notice to all insureds thereunder. Tenant’s failure to provide and keep in force the aforementioned insurance shall be regarded as a material default hereunder entitling Landlord to exercise any or all of the remedies as provided in this Lease in the event of Tenant’s default.

31.2 Landlord at its expense shall maintain throughout the term (with customary deductibles) (a) all-risk insurance against loss or damage by fire or other casualty, in an amount equal to one hundred percent (100%) of the replacement value of the Buildings and (b) a policy of commercial general liability insurance in an amount of $5,000,000 per occurrence for bodily or personal injury (including death).

ARTICLE 32

BROKERAGE

Tenant and Landlord covenant, represent and warrant that neither party has had any dealings or communications with any broker or agent in connection with the consummation of this Lease, and Tenant and Landlord covenant and agree to hold harmless and indemnify the other party and its officers, directors, employees and members from and against any and all cost, expense (including reasonable attorneys’ fees and disbursements) and liability arising out of any inaccuracy or alleged inaccuracy of the above representation.

ARTICLE 33

ESTOPPEL CERTIFICATE

33.1 Tenant shall, at any time and from time to time, as requested by Landlord, upon fifteen (15) days’ prior notice, execute and deliver to Landlord a statement setting forth the Commencement Date, the Expiration Date, the Minimum Rent and Additional Rent and certifying that this Lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force as modified and stating the modifications), the dates to which the Minimum Rent and Additional Rent have been paid, whether or not, to the best knowledge of Tenant, Landlord is in default in performance of any of its obligations under this Lease, and, if so, specifying each such default of which Tenant may have knowledge, and whether there exist any offsets or defenses against enforcement of any of the terms of this Lease upon the part of Tenant to be performed, and, if so, specifying the same, and any other information Landlord may reasonably request, it being intended that any such statement delivered pursuant hereto may be relied upon by others with whom Landlord may be dealing.

33.2 Landlord shall, at any time and from time to time, as reasonably requested by Tenant, upon ten (10) days’ prior notice, execute and deliver to Tenant a statement certifying that this Lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force as modified and stating the modifications), the dates to which the Minimum Rent and Additional Rent have been paid, the amount of Tenant’s security deposit then being held by Landlord, whether or not, to the best knowledge of Landlord, Tenant is in default in performance of any of its obligations under this Lease, and, if so, specifying each such default of which Landlord may have knowledge.

ARTICLE 34

HOLDING OVER

34.1 Tenant acknowledges that possession of the entire Premises must be surrendered to Landlord at the expiration or sooner termination of the term hereof. The parties recognize and agree that the damage to Landlord resulting from any failure by Tenant timely to surrender possession of the entire Premises as aforesaid will be substantial, will exceed the amount of annual Minimum Rent and additional rent theretofore payable hereunder, and will be impossible to measure accurately. Tenant therefore agrees that if possession of the entire Premises is not surrendered to Landlord upon the expiration or sooner termination of the term of this Lease, then notwithstanding anything to the contrary contained in this Lease, Tenant shall pay to Landlord for each month and for each portion of any month during which Tenant holds over in the Premises after the expiration or sooner termination of the term hereof, for use and occupancy, Minimum Rent at (i) 150% of the final monthly rate of the then current Term specified in Article 3 for the first thirty (30) days that Tenant thus remains in possession, (ii) 200% thereafter, together with all Additional Rent payable hereunder (and Landlord may accept such amounts without in any way waiving its rights to require Tenant to vacate the Premises) and, in addition thereto, if such holdover shall continue for more than five (5) business days, Tenant shall pay Landlord for all damages sustained by reason of Tenant’s retention of possession beyond five (5) business days after the expiration or earlier termination of this Lease, but in no event shall Tenant be liable to Landlord for any indirect, special, punitive or consequential damages.

34.2 If Tenant remains in possession of the Premises, or any part thereof, after the expiration or earlier termination of the term of this Lease, such holding over shall, at the election of Landlord expressed in a notice to Tenant and not otherwise, constitute a tenancy from month-to-month. The provisions of this Article 34 do not imply any right in Tenant to remain in the Premises after the termination of this Lease, or exclude Landlord’s right of re-entry or any other right or remedy hereunder or at law which Landlord may have against a holdover tenant.

ARTICLE 35

NOTICES

All notices, requests, claims, demands or other communications under this Agreement (collectively, “notices”) shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Article 35):

If to Landlord, to:

If to Tenant, to:

Any party may, by notice to the other party, change the address to which such notices are to be given. A notice given by counsel for Landlord or Tenant shall be deemed a valid notice if addressed and sent in accordance with the provisions of this Article 35. Each of the parties hereto waives personal or any other service other than as provided for in this Article 35. Notwithstanding the foregoing, either party hereto may give the other party facsimile or oral notice of the need of emergency repairs. Landlord’s Tax Statements and all other rent bills may be delivered by Landlord via ordinary United States mail.

ARTICLE 36

EXISTING FF&E

All of the furniture, fixtures and equipment located in the Premises and the Licensed Space as of the Commencement Date (collectively, the “Premises FF&E”) shall remain the property of Landlord. For the avoidance of doubt, the equipment located in the Premises and the Licensed Space and identified on Exhibit E attached hereto (the “Excluded FF&E,” and together with the Premises FF&E, collectively, the “Existing FF&E”) is the sole property of the Tenant and does not constitute part of the property being leased to Tenant hereunder; it being agreed and acknowledged that all of Landlord’s right, title and interest in and to the Excluded FF&E have been conveyed to Tenant pursuant to and subject to the terms of the Separation and Distribution Agreement. Notwithstanding the foregoing, the Premises FF&E shall not include any testing, manufacturing, laboratory, operating or other equipment currently use primarily by Tenant in connection with the AFI Business (as defined in the Separation and Distribution Agreement). Landlord makes no representation or warranty with respect to the Existing FF&E. Landlord shall have no obligation or liability to repair, replace or maintain the Existing FF&E. Tenant, at Tenant’s sole cost and expense, shall maintain the Existing FF&E in good working order and condition subject to reasonable wear and tear and shall have the right to replace the Existing FF&E or otherwise install such other furniture, fixtures and equipment in the Premises or the Licensed Space in accordance with the terms set forth in Article 7 and Article 40, as applicable. At or prior to the expiration or earlier termination of this Lease, Tenant shall remove all Excluded FF&E from the Premises and shall restore, at Tenant’s sole cost and expense, the Premises in a manner reasonably satisfactory to Landlord. All Excluded FF&E remaining in the Premises following the expiration or earlier termination of this Lease shall be deemed abandoned and may, at the election of Landlord, either be retained as Landlord’s property or may be removed from the Premises by Landlord at Tenant’s expense.

ARTICLE 37

CERTAIN RIGHTS RESERVED TO LANDLORD

37.1 Landlord reserves the following rights:

(a) Subject to the terms of Article 39, to install, affix and maintain all signs, awnings, scaffolding, sidewalk bridges and canopies on the exterior of the Buildings.

(b) To constantly have pass keys to the Premises and the Licensed Space and to any portion(s) of the Premises and the Licensed Space that is secured by Tenant.

(c) To close the Buildings for all days observed by the State or Federal Government as legal holidays and those designated as holidays established by any union contract applicable to Building employees.

(d) Subject to Landlord’s security measures, Tenant shall have access to the Premises 24 hours per day, 7 days per week. Notwithstanding the foregoing but subject to the provisions of Sections 8.9, Article 12 and Article 13, Landlord shall have no liability to Tenant, nor shall Tenant be entitled to terminate this Lease, to claim an actual or constructive eviction in whole or in part, or be entitled to any abatement or diminution of rent payable by Tenant under this Lease or to any relief from any of its obligations under this Lease if by reason of strike or labor trouble or any other similar cause beyond the reasonable control of Landlord (including, but not limited to, acts of war, emergency, casualty, terrorism, bioterrorism, or governmental preemption in connection with a national emergency) (A) there is (i) a lack of access to any Building, the Premises, the Licensed Space or the Common Areas (which shall include without limitation the lack of access to the Buildings, the Premises, the Licensed Space or the Common Areas when it or they are structurally sound but inaccessible due to evacuation of the surrounding area or damage to nearby structures or public areas); (ii) reduced air quality or other contaminants in the Buildings, the Licensed Space or the Common Areas that would adversely affect the Building or its occupants, including without limitation the presence of biological or other airborne agents within the Building, the Licensed Space or the Premises; (iii) disruption of mail and deliveries to the Building or the Premises; (iv) disruption of telephone and/or other communications services to the Buildings, the Premises or the Common Areas; (v) disruption of any other services to the Premises, any of the Building systems or the Common Areas; or (B) Tenant is otherwise unable to use and/or occupy the Premises or the Licensed Space for the conduct of its business.

ARTICLE 38

HAZARDOUS MATERIALS

38.1 Tenant hereby represents, warrants and covenants that it shall not install, cause or permit any Hazardous Materials to be placed or stored in or about the Premises or the Licensed Space in violation of any applicable environmental or other Legal Requirements; provided, that nothing herein shall prevent Tenant’s use of such reasonable amounts of Hazardous Materials customarily used in the ordinary course of operation of Tenant’s business in the Premises in accordance with this Lease if such use is for such ordinary course of such operation or in connection with Alterations provided that, in either case, such use is in accordance with all Legal Requirements applicable to the Building or the Premises or any part thereof, and Tenant’s observance of all provisions of this Lease. Tenant shall indemnify and hold Landlord harmless from and against any claims, demands, losses, liabilities, penalties and damages arising out of, or in any way connected with the installation, placement, storage or release of Hazardous Materials used or installed by Tenant, Tenant’s employees, contractors or agents upon the Premises or the Licensed Space in violation of the terms of this Lease. If Tenant, or its employees, contractors or agents install, use, store or place Hazardous Materials in the Premises or the Licensed Space, Tenant shall be obligated to remove and dispose of said Hazardous Materials in compliance with all Legal Requirements. This covenant shall survive the expiration or earlier termination of this Lease.

38.2 As used herein, the term “Hazardous Materials” shall be any petroleum product, asbestos product, or any other material, substance or waste that is now, or hereafter during the Term, recognized as being hazardous or dangerous to health or the environment by any federal, state or local agency having jurisdiction over the Building.

ARTICLE 39

SIGNAGE

The parties acknowledge that there is limited space available in the Campus for the installation of signage. The parties will cooperate in good faith to develop a fair and equitable approach to signage (including, without limitation, the location, size, design, materials and installation of such signage) that takes into account the needs of Landlord, Tenant and any other existing and future tenants at the Campus, the space occupied by each of the respective parties, the expectations of the surrounding community, and applicable Legal Requirements. Tenant shall, at its sole cost and expense, remove any signage installed by or on behalf of Tenant on or before the expiration or earlier termination of this Lease and shall repair any damage caused by said removal.

ARTICLE 40

LICENSED AREA

40.1 Licensed Space – Building 4, Building 5A and Building 701.

(a) Landlord hereby grants to Tenant an exclusive license, subject to and in accordance with the provisions of this Section 40.1 and upon and subject to all of the other terms of this Lease, to use the space designated on Exhibit F-1 attached hereto (collectively, the “Building 5A Licensed Space”), Exhibit F-2 attached hereto (the “Building 4 Licensed Space”) and Exhibit F-3 attached hereto (the “Building 701 Licensed Space”, and together with the Building 5A Licensed Space and the Building 4 Licensed Space, the “Building Licensed Space”), in each case, solely for a Permitted Use. Tenant shall not make any Alterations to the Building Licensed Space without Landlord’s prior written consent, which consent may be withheld in Landlord’s sole discretion.

(b) Notwithstanding anything to the contrary contained herein, the term of the license granted herein shall commence on the Commencement Date and shall expire on the earlier of (A) (i) with respect to the Building 5A Licensed Space and the Building 4 Licensed Space, the date that is one (1) year from the date that Landlord delivers written notice to Tenant of its desire to use, lease or otherwise occupy all or any portion of the Building 5A Licensed Space or the Building 4 Licensed Space, as applicable (the “Equipment License Expiration Date”) and (ii) with respect to the Building 701 Licensed Space, the earlier of (x) date that is ninety (90) days from the date that Landlord delivers written notice (the “Termination Notice”) to Tenant of its desire to use, lease or otherwise occupy all or any portion of the Building 701 Licensed Space or (y) the Initial Expiration Date (the “701 License Expiration Date,” and together with the Equipment License Expiration Date, the “Building Licensed Space Expiration Date”) or (B) that date the term of the Lease shall cease and terminate as herein provided.

(c) In the event Landlord delivers a Termination Notice to Tenant which requires Tenant to vacate the Building 701 Licensed Space prior to the Initial Expiration Date and Tenant is not then in default beyond the expiration of any applicable notice and/or cure period, Landlord shall upgrade (the “Building 123 Upgrade”) the portion of the Premises located within Buildings 1, 2 and 3 with such furniture, fixtures and equipment as are necessary to accommodate the relocation of Tenant’s employees from the Building 701 Licensed Space to Buildings 1, 2 and 3, provided that the costs in connection with such Building 123 Upgrade shall not exceed $600,000 in the aggregate. The parties hereby agree and acknowledge that the costs incurred by Landlord in connection with the Building 123 Upgrade (which shall not exceed $600,000 in the aggregate) shall be treated as Operating Expenses pursuant to and in accordance with Section 5.3(a)(iv) .

(d) Tenant shall remove Tenant’s Property within the applicable Building Licensed Space upon the applicable Building Licensed Space Expiration Date or earlier termination of the Lease and repair any damage to the Building Licensed Space or other portions of the applicable building caused by the removal thereof, all at Tenant’s sole cost and expense. In the event Tenant’s Property remain in the Building Licensed Space following the applicable Building Licensed Space Expiration Date or earlier termination of the Lease, the same shall be deemed abandoned and may, at the election of Landlord, either be retained as Landlord’s property or may be removed from the applicable Licensed Space by Landlord at Tenant’s expense.

40.2 Data Center Licensed Space

(a) Landlord hereby grants to Tenant an exclusive license, subject to and in accordance with the provisions of this Section 40.2 and upon and subject to all of the other terms of this Lease, to use the space designated on Exhibit G attached hereto (the “Data Center Licensed Space”; and together with the Building Licensed Space, the “Licensed Space”) solely for [equipment storage, data center and telecommunication uses] that comply with the terms hereof.

(b) Tenant hereby agrees and acknowledges that the individuals set forth on Schedule 40.2(b) attached hereto (the “Designated Tenant Representatives”) are the sole representatives of Tenant that are permitted to access the Data Center Licensed Space at any time, provided that Tenant shall have the right to update the list of Designated Tenant Representatives from time to time by delivering written notice thereof to Landlord, but in no event shall the total number of Designated Tenant Representatives exceed twenty (20) persons at any one time. Landlord shall have the right to have a representative accompany any of the Designated Tenant Representatives during any entry into the Data Center Licensed Space. Tenant shall cause the Designated Tenant Representatives to keep all information obtained during any entry into the Data Center Licensed Space confidential and shall comply with and cause the Designated Tenant Representatives to comply with any controls instituted by Landlord to prevent the disclosure of confidential information contained in the Data Center Licensed Space. In furtherance of the foregoing, upon Landlord’s request, each of Tenant and the Designated Tenant Representatives shall execute and deliver a confidentiality agreement in form and substance reasonably acceptable to Landlord and Tenant.

(c) Tenant shall not make any Alterations to the Data Center Licensed Space without Landlord’s prior written consent, which consent may be withheld in Landlord’s sole discretion. Notwithstanding the foregoing, Tenant shall be permitted to install additional equipment in the Data Center Licensed Space or replace existing equipment in the Date Center Licensed Space, provided that (i) the power consumed following such installation (taking into account all other installations) is not more than twenty percent (20%) of the power consumed the previous year, (ii) Tenant delivers to Landlord at least 180 days prior written notice of such installation, (iii) Tenant otherwise complies with the terms and conditions set forth in Article 7 which terms and conditions shall apply to Alterations to the Data Center Licensed Space with the same force and effect, and (iv) the costs of such installation shall be borne solely by Tenant except to the extent Landlord determines, in its reasonable discretion, that such installation benefits both Landlord and Tenant, in which case such installation shall be performed by Landlord and the cost thereof shall be treated as an Operating Expense.

(d) At or prior to the expiration or earlier termination of this Lease, Tenant shall remove Tenant’s Property from the Data Center Licensed Space and shall restore, at Tenant’s sole cost and expense, the Data Center Licensed Space in a manner reasonably satisfactory to Landlord. All Tenant’s Property remaining in the Data Center Licensed Space following the expiration or earlier termination of this Lease shall be deemed abandoned and may, at the election of Landlord, either be retained as Landlord’s property or may be removed from the Data Center Licensed Space by Landlord at Tenant’s expense.

40.3 Tenant acknowledges that neither Landlord nor Landlord’s agents has made any representations nor promises with respect to the fitness or suitability of the Licensed Space for any purposes intended by Tenant therefor. Tenant shall not look to Landlord to supply or provide any security, material, services, repairs, alterations or property whatsoever in connection with the Licensed Space except as expressly set forth in Article 8. Subject to Section 8.1 hereof, Tenant shall, throughout the term of the applicable Licensed Space, take good care of the Licensed Space and the fixtures and equipment therein, and at Tenant’s sole cost and expense, make all repairs thereto as and when needed to preserve them in good working order and condition, reasonable wear and tear, obsolescence and damage from the elements, fire or other casualty, excepted. Without limiting the terms of Section 15.1, Landlord shall have the right to enter the Licensed Space at reasonable hours, upon reasonable prior notice to Tenant, for the purpose of showing the same to (i) prospective purchasers, mortgagees and tenants or (ii) any other persons to the extent such showing relates to sustainable design efforts, improvements, and/or initiatives at the Campus.

40.4 Tenant shall secure, and keep in full force and effect, such supplementary insurance with respect to the Licensed Space as Landlord may reasonably require from time to time. The rights granted in respect of the Licensed Space are given in connection with, and as part of the rights created under, this Lease and are not separately transferable or assignable. This Article 40 does not, and shall not be deemed to, constitute a lease or a conveyance of the Licensed Space by Landlord to Tenant or to confer upon Tenant any right, title, estate or interest in the Licensed Space. This Article 40 grants to Tenant only a personal privilege to occupy the Licensed Space and maintain and use the equipment therein on the terms and conditions set forth herein.

ARTICLE 41

MISCELLANEOUS

41.1 If any of the provisions of this Lease, or the application thereof to any person or circumstances, shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such provision or provisions to persons or circumstances other than those as to whom or which it is held invalid or unenforceable, shall not be affected thereby, and every provision of this Lease shall be valid and enforceable to the fullest extent permitted by law.

41.2 This Lease shall be governed in all respects by the laws of the Commonwealth of Pennsylvania without giving effort to the principles of conflicts of law.

41.3 If, in connection with obtaining financing for the Buildings, a bank, insurance company or other lending institution shall request reasonable modifications to this Lease as a condition to such financing, Tenant will not unreasonably withhold its consent thereto, provided that such modifications do not materially and adversely affect Tenant’s rights or obligations hereunder.

41.4 Wherever it is specifically provided in this Lease that a party’s consent is not to be unreasonably withheld, a response to a request for such consent shall also not be unreasonably conditioned or delayed. If either Landlord or Tenant considers that the other has unreasonably withheld or delayed a consent (where such standard is applicable), it shall so notify the other party within thirty (30) days after receipt of notice of denial of the requested consent or, in case notice of denial is not received within ten (10) days after making its request for the consent, within ten (10) days thereafter. Tenant hereby waives any claim against Landlord which it may have based upon any assertion that Landlord has unreasonably withheld or unreasonably delayed any consent required hereunder, and Tenant agrees that its sole remedy shall be an action or proceeding to enforce any such provision or for specific performance, injunction or declaratory judgment. In the event of such a determination, the requested consent shall be deemed to have been granted; however, Landlord shall have no liability to Tenant for its refusal or failure to give such consent. The sole remedy for Landlord’s unreasonably withholding or delaying of consent shall be as provided in this Section 41.4. Notwithstanding anything to the contrary provided in this Lease, in any instance where the consent of a ground lessor and/or a mortgagee is required, Landlord shall not be required to give its consent until and unless such ground lessor and/or mortgagee has given its consent. Landlord agrees to seek such consent if Landlord would otherwise consent in such instance.

41.5 The person(s) executing this Lease on behalf of Tenant and Landlord hereby represent and warrant that they have been duly authorized to execute this Lease for and on behalf of their respective parties.

41.6 The listing of any name other than that of Tenant, whether on the doors of the Premises, on the Building directory, if any, or otherwise, shall not operate to vest any right or interest in this Lease or in the Premises, nor shall it be deemed to be the consent of Landlord to any assignment or transfer of this Lease, to any sublease of the Premises, or to the use or occupancy thereof by others.

41.7 In the event that Landlord or Tenant places the enforcement of this Lease or the collection of any Minimum Rent or additional rent due, or to become due hereunder, or recovery of the possession of the Premises, in the hands of an attorney, or files suit upon the same, Landlord shall recover its reasonable attorneys’ fees, disbursements and court costs from Tenant in connection with such matter. The provisions of this Section 41.7 shall survive the expiration or earlier termination of this Lease.

41.8 Landlord and Tenant understand, agree, and acknowledge that (i) this Lease has been freely negotiated by both parties and (ii) in any controversy, dispute, or contest over the meaning, interpretation, validity, or enforceability of this Lease or any of its terms or conditions, there shall be no inference, presumption, or conclusion drawn whatsoever against either party by virtue of that party having drafted this Lease or any portion thereof.

41.9 Tenant represents and warrants to Landlord that (a) Tenant and each person or entity directly or indirectly owning an interest in Tenant is (1) not currently identified on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control of the Department of the Treasury (“OFAC”) and/or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation

(collectively, the “List”), and (2) not a person or entity with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States, (b) none of the funds or other assets of Tenant constitute property of, or are beneficially owned, directly or indirectly, by, any Embargoed Person, (c) no Embargoed Person has any interest of any nature whatsoever in Tenant (whether directly or indirectly), (d) none of the funds of Tenant have been derived from any unlawful activity with the result that the investment in Tenant is prohibited by law or that this Lease is in violation of law, and (e) Tenant has implemented procedures, and will consistently apply those procedures, to ensure the foregoing representations and warranties remain true and correct at all times. The term “Embargoed Person” means any person, entity or government subject to trade restrictions under U.S. law, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder with the result that the investment in Tenant is prohibited by law or Tenant is in violation of law.

(a) Tenant covenants and agrees (i) to comply with all Legal Requirements relating to money laundering, anti-terrorism, trade embargos and economic sanctions, now or hereafter in effect, (ii) to immediately notify Landlord in writing if any of the representations, warranties or covenants set forth in this Section 41.9 are no longer true or have been breached or if Tenant has a reasonable basis to believe that they may no longer be true or have been breached, (iii) not to use funds from any “Prohibited Person” (as such term is defined in the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) to make any payment due to Landlord under this Lease and (iv) at the request of Landlord, to provide such information as may be reasonably requested by Landlord to determine Tenant’s compliance with the terms hereof.

(b) Tenant hereby acknowledges and agrees that Tenant’s inclusion on the List at any time during this Lease Term shall be a material default of this Lease. Notwithstanding anything to the contrary contained herein, including but not limited to Tenant’s rights under Section 14.8, Tenant shall not permit the Premises or any portion thereof to be used or occupied by any person or entity on the List or by any Embargoed Person (on a permanent, temporary or transient basis), and any such use or occupancy of the Premises by any such person or entity shall be a material default of this Lease.

41.10 Landlord hereby represents and warrants to Tenant that, on the date hereof, Landlord is primarily engaged in the design and manufacturing of ceiling systems. Tenant hereby represents and warrants to Landlord that, on the date hereof, Tenant is primarily engaged in the design and manufacturing of flooring systems. In the event that either Landlord or Tenant intends on entering into a merger, consolidation, acquisition or other transaction (each a “Corporate Transaction”) that would result in either party expanding into the production, manufacturing, design or sale of any product other than as represented herein, then (i) Landlord or Tenant, as applicable, shall notify the other party in writing no less than [    ] days prior to the effective date of the proposed Corporate Transaction and (ii) the parties shall discuss in good faith whether any changes or modifications should be made with respect to Tenant’s access to and/or usage of the Common Areas under this Lease to ensure that adequate controls are in place to protect the respective interests of Landlord and Tenant, including, without limitation, any controls relating to security and confidentiality.

41.11 This Lease may be executed in several counterparts, each of which counterparts shall be deemed an original instrument and all of which together shall constitute a single agreement. Any signature page to any counterpart may be detached from such counterpart without impairing the legal effect of the signatures thereon and thereafter attached to another counterpart identical thereto except having attached to it additional signature pages.

[end of agreement; signatures follow on the next page]

IN WITNESS WHEREOF, Landlord and Tenant have respectively signed and sealed this Lease as of the date first above written.

LANDLORD:

ARMSTRONG WORLD INDUSTRIES, INC., a Pennsylvania corporation

By:
Name:
Title:

TENANT:

ARMSTRONG FLOORING, INC., a Delaware corporation

By:
Name:
Title:

EXHIBIT A-1

Description of Premises - Leased Buildings

Building Number (as depicted on the campus map attached hereto as Exhibit A-1-1)	Description of Leased Space
Building 3	Entire building consisting of 17,250 square feet

Building 6	Entire building consisting of 3,518 square feet

Building 12	Entire building consisting of 2,822 square feet

Building 14	Entire building consisting of 1,340 square feet

Building 15	Entire building consisting of 1,950 square feet

EXHIBIT A-1-1

Campus Map

EXHIBIT A-2

Description of Premises - Leased Portions of Buildings

Building Number (as depicted on the campus map attached hereto as Exhibit A-1-1)	Description of Leased Space
Building 1	Lower level, 1st floor & 2nd floor as identified on Exhibit A-2-1 attached hereto consisting of 57,490 square feet in the aggregate

Building 2	Lower level, 1st floor & 2nd floor as identified on Exhibit A-2-1 attached hereto consisting of 31,549 square feet

Building 4	[1st floor] consisting of 25,000 square feet

Building 402	North side as identified on Exhibit A-2-2 attached hereto consisting of 37,262 square feet

Building 701	Entire 2nd and 3rd floors consisting of 71,355 square feet

EXHIBIT A-2-1

Schematics of Buildings 1, 2 and 3

EXHIBIT A-2-2

Schematics of Building 402

EXHIBIT B

Common Areas

Building Number (as depicted on the campus map attached hereto as Exhibit A-1-1)	Description of Common Area Space
Building 401	Food service, fitness center, meeting rooms

Building 402 center as identified on Exhibit A-2-2 attached hereto	Product display area, conference rooms

Building 801	Auditorium

Building 20	Shared, secured chemical storage

Building 22	Shared, secured chemical storage

Building 23	Shared, secured hazardous waste storage

Portions of lower level in Buildings 1 and 2 as identified on Exhibit A-2-1 attached hereto	Shared corridors, access

Portion of Building 19 as identified on Exhibit A-2-2 attached hereto	Shared corridors, access

EXHIBIT C

Existing Vacant Space

Building Number (as depicted on the campus map attached hereto as Exhibit A-1-1)	Description of Vacant Space
Building 4	Entire 2nd floor consisting of 61,654 square feet

Building 301	Entire building consisting of 80,938 square feet

Building 701	Entire 1st floor consisting of 55,779 square feet (subject to license granted to Tenant as described in the Lease)

EXHIBIT D

Other Property

Building Number (as depicted on the campus map attached hereto as Exhibit A-1-1)	Description of Space
Building 1	Portions of the lower level as identified on Exhibit A-2-1 consisting of 1,860 square feet

Building 2	Portions of the lower level as identified on Exhibit A-2-1 consisting of 6,140 square feet

Building 4	[ ] consisting of 3,609 square feet [subject to license granted to Tenant as set forth in the Lease]

Building 5	Entire building consisting of 97,226 square feet

Building 5A	Entire building consisting of 41,336 square feet (subject to license granted to Tenant as set forth in the Lease)

Building 5B	Entire building consisting of 79,457 square feet

Building 9	Entire building consisting of 7,019 square feet

Building 11	Entire building consisting of 8,724 square feet

Building 17	Entire building consisting of 15,209 square feet

Building 19	Entire building consisting of 77,523 square feet

Building 24	Entire building consisting of 321 square feet

Building 402	South side consisting of 18,575 square feet together with the mechanical room and loading dock

Building 501	Entire building consisting of 5,682 square feet

Building 601	Entire building consisting of 407 square feet

EXHIBIT E

Excluded FF&E

EXHIBIT F-1

Building 5A Licensed Space

EXHIBIT F-2

Building 4 Licensed Space

EXHIBIT F-3

Building 701 Licensed Space

Exhibit G

Data Center Licensed Space

Schedule 5.1

Base Year Operating Expense Statement